Exhibit 99.1

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

|X| ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 2004

                                       Or

|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

           For the transition period from                            to

                         Commission File Number 1-12494


                        CBL & ASSOCIATES PROPERTIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

       Delaware                                           62-1545718
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporate or organization)

 2030 Hamilton Place Blvd, Suite 500                               37421
           Chattanooga, TN                                       (Zip Code)
(Address of principal executive office)

        Registrant's telephone number, including area code:(423) 855-0001

                    Securities registered pursuant to Section
                               12(b) of the Act:


       Title of each Class             Name of each exchange on which registered
------------------------------------   -----------------------------------------
Common Stock, $0.01 par value                         New York Stock Exchange
8.75% Series B Cumulative Redeemable
  Preferred Stock, $0.01 par value                    New York Stock Exchange
7.75% Series C Cumulative Redeemable
  Preferred Stock, $0.01 par value                    New York Stock Exchange
7.375% Series D Cumulative Redeemable
   Preferred Stock, $0.01 par value                   New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter periods that the registrant was required to file such report(s)) and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. |_|

Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 12b-2). Yes |X| No |_|

The aggregate market value of the 56,746,062 shares of common stock held by non-affiliates of the registrant as of June 30, 2004 was $1,560,576,705, based on the closing price of $27.50 per share on the New York Stock Exchange on June 30, 2004. (For this computation, the registrant has excluded the market value of all shares of its common stock reported as beneficially owned by executive officers and directors of the registrant; such exclusion shall not be deemed to constitute an admission that any such person is an "affiliate" of the registrant.) As of March 7, 2005, there were 62,798,056 shares of common stock outstanding.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant's proxy statement for the annual shareholders meeting to be held on May 9, 2005, are incorporated by reference into Part III.

                                     Part I.
ITEM 1. BUSINESS

Background

     CBL & Associates Properties, Inc. (the "CBL") was organized on July 13, 1993, as a Delaware corporation, to acquire substantially all of the real estate properties owned by CBL & Associates, Inc., and its affiliates ("CBL's Predecessor"), which was formed by Charles B. Lebovitz in 1978. On November 3, 1993, CBL completed an initial public offering (the "Offering") of 30,800,000 shares of its common stock. Simultaneous with the completion of the Offering, CBL's Predecessor transferred substantially all of its interests in its real estate properties to CBL & Associates Limited Partnership (the "Operating Partnership") in exchange for common units of limited partnership interest in the Operating Partnership. CBL's Predecessor also acquired an additional interest in the Operating Partnership for a cash payment. The interests in the Operating Partnership contain certain conversion rights that are more fully described in Note 9 to the consolidated financial statements. The terms "we", "us", "our" and the "Company" refer to CBL & Associates Properties, Inc. and its subsidiaries.

Recent Developments

     On January 5, 2004, we closed the second phase of our joint venture transaction with Galileo America, Inc. ("Galileo America REIT") when we sold our interests in six community centers for $92.4 million, which consisted of $62.7 million in cash, the retirement of $26.0 million of debt on one of the community centers, the joint venture's assumption of $2.8 million of debt and closing costs of $0.9 million.

     We sold a community center expansion to the joint venture during September 2004 for $3.4 million in cash.

     In October 2004, we sold our interests in a community center to the joint venture for $17.9 million, which consisted of $2.9 million in cash, the joint venture's assumption of $10.5 million of debt and a limited partnership interest in Galileo America REIT. The community center was originally scheduled to be included in the third phase of the transaction that closed in January 2005.

     We closed the third and final phase of the Galileo joint venture transaction on January 5, 2005, when we sold our interest in two power centers, one community center and one community center expansion for $58.6 million, which consisted of $42.6 million in cash, the joint venture's assumption of $12.1 million of debt and $3.6 million representing our interest in the joint venture.

     On March 12, 2004, we acquired Honey Creek Mall in Terre Haute, IN for a purchase price, including transaction costs, of $83.1 million, which consisted of $50.1 million in cash and the assumption of $33.0 million of non-recourse debt that bears interest at a stated rate of 6.95% and matures in May 2009.

     On March 12, 2004, we acquired Volusia Mall in Daytona Beach, FL for a purchase price, including transaction costs, of $118.5 million, which consisted of $63.7 million in cash and the assumption of $54.8 million of non-recourse debt that bears interest at a stated rate of 6.70% and matures in March 2009.

     On April 8, 2004, we acquired Greenbrier Mall in Chesapeake, VA for a cash purchase price, including transaction costs, of $107.5 million. The purchase price was partially financed with a new recourse term loan of $92.7 million that bears interest at LIBOR plus 100 basis points, matures in April 2006 and has three one-year extension options that are at our election.

     On April 21, 2004, we acquired Fashion Square, a community center in Orange Park, FL for a cash purchase price, including transaction costs, of $4.0 million.

     On May 20, 2004, we acquired Chapel Hill Mall and its associated center, Chapel Hill Suburban, in Akron, OH for a cash purchase price of $78.3 million, including transaction costs. The purchase price was partially financed with a new recourse term loan of $66.5 million that bears interest at LIBOR plus 100 basis points, matures in May 2006 and has three one-year extension options that are at our election.

     On June 22, 2004, we acquired Park Plaza Mall in Little Rock, AR for a purchase price, including transaction costs, of $77.5 million, which consisted of $36.2 million in cash and the assumption of $41.3 million of non-recourse debt that bears interest at a stated rate of 8.69% and matures in May 2010.

     On July 28, 2004, we acquired Monroeville Mall, and its associated center, the Annex, in the eastern Pittsburgh suburb of Monroeville, PA, for a total purchase price, including transaction costs, of $231.6 million, which consisted of $39.5 million in cash, the assumption of $134.0 million of non-recourse debt that bears interest at a stated rate of 5.73% and matures in January 2013, an obligation of $12.0 million to pay for the fee interest in the land underlying the mall and associated center on or before July 28, 2007, and the issuance of 1,560,940 special common units in the Operating Partnership with a fair value of $46.2 million ($29.605 per special common unit).

     In August 2004, we entered into a new $400.0 million unsecured credit facility, which bears interest at LIBOR plus a margin of 100 to 145 basis points based on our leverage, as defined in the agreement. The credit facility matures in August 2006 and has three one-year extension options, which are at our election. We drew on the credit facility to repay all $102.4 million of outstanding borrowings under our previous $130.0 million unsecured credit facility, which had an interest rate of LIBOR plus 1.30% and was scheduled to mature in September 2004.

     On November 22, 2004, we acquired Mall del Norte in Laredo, TX for a cash purchase price, including transaction costs, of $170.4 million. The purchase price was partially financed with a new nonrecourse, interest-only term loan of $113.4 million that bears interest at a stated rate of 5.04% and matures in December 2011.

     On November 22, 2004, we acquired Northpark Mall in Joplin, MO for a purchase price, including transaction costs, of $79.1 million. The purchase price consisted of $37.6 million in cash and the assumption of $41.5 million of non-recourse debt that bears interest at a stated rate of 5.75% and matures in March 2014.

     On December 13, 2004, we issued 7,000,000 depositary shares in a public offering, each representing one-tenth of a share of 7.375% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock") with a liquidation preference of $250.00 per share ($25.00 per depositary share). The net proceeds of $169.3 million were used to reduce outstanding borrowings on the Company's credit facilities.

     At our Annual Meeting of Shareholders on May 9, 2005, our shareholders approved an increase in the authorized shares of the common stock under our amended and restated certificate of incorporation to 180,000,000 shares from 95,000,000 shares. On May 10, 2005, our Board of Directors approved a two-for-one stock split of our common stock, which was effected in the form of a stock dividend. The record date for the stock split was June 1, 2005, and the distribution date was June 15, 2005. We retained the current par value of $0.01 per share for all shares of common stock. All references to numbers of common shares and per share data in this annual report on Form 10-K have been adjusted to reflect the stock split on a retroactive basis.

     The Operating Partnership currently has common units and special common units of limited partner interest outstanding that may be exchanged by their holders, under certain circumstances, for shares of common stock on a one-for-one basis. These common units and special common units were also split on a two-for-one basis so that they continue to be exchangeable on a one-for-one basis into shares of our common stock. All references to numbers of common units and special common units and related per unit data in this annual report on Form 10-K have also been adjusted to reflect the stock split on a retroactive basis.

The Company's Business

     We are a self-managed, self-administered, fully integrated real estate investment trust ("REIT"). We own operate, market, manage, lease, expand, develop, redevelop, acquire and finance regional malls and community shopping centers. Our shopping center properties are located primarily in the Southeast and Midwest, as well as in select markets in other regions of the United States. We have elected to be taxed as a REIT for federal income tax purposes. We are the fourth largest mall REIT in the United States and the largest owner of malls and shopping centers in the Southeast based on gross leasable area owned.

     We conduct substantially all of our business through the Operating Partnership. We are the 100% owner of two qualified REIT subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. CBL Holdings I, Inc. is the sole general partner of the Operating Partnership. At December 31, 2004, CBL Holdings I, Inc. owned a 1.6% general partnership interest and CBL Holdings II, Inc. owned a 53.4% limited partnership interest in the Operating Partnership, for a combined interest held by us of 55.0%.

As of December 31, 2004, we owned:

     |X| interests in a portfolio of operating properties including 69 enclosed regional malls (the "Malls"), 26 associated centers (the "Associated Centers"), 60 community centers (the "Community Centers") and our corporate office building (the "Office Building");

     |X| interests in one regional mall, one open-air center, two associated centers, one associated center expansion, one associated center redevelopment and three community centers that are currently under construction (the "Construction Properties"), as well as options to acquire certain shopping center development sites; and

     |X| mortgages on ten properties that are secured by first mortgages or wrap-around mortgages on the underlying real estate and related improvements (the "Mortgages").

     The Malls, Associated Centers, Community Centers, Construction Properties, Mortgages and Office Building are collectively referred to as the "Properties" and individually as a "Property."

     We conduct our property management and development activities through CBL & Associates Management, Inc. (the "Management Company") to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended.

     The Management Company manages all of the Properties except for Governor's Square and Governor's Plaza in Clarksville, TN and Kentucky Oaks Mall, in Paducah, KY. A property manager affiliated with the third party managing general partner performs the property management services for these Properties and receives a fee for its services. The managing partner of each of these Properties controls the cash flow distributions, although our approval is required for certain major decisions.

     The majority of our revenues is derived from leases with retail tenants and generally include minimum rents, percentage rents based on tenants' sales volumes and reimbursements from tenants for expenditures related to property operating expenses, real estate taxes, insurance and maintenance and repairs, as well as certain capital expenditures. We also generate revenues from sales of peripheral land at the properties and from sales of real estate assets when it is determined that we can realize the maximum value of the assets. Proceeds from such sales are generally used to reduce borrowings on our credit facilities.

     The following terms used in this annual report on Form 10-K will have the meanings described below:

     |X| GLA - refers to gross leasable area of retail space in square feet, including anchors and mall tenants

     |X|  Anchor - refers to a department store or other large retail store

     |X| Freestanding - property locations that are not attached to the primary complex of buildings that comprise the mall shopping center

     |X| Outparcel - land used for freestanding developments, such as retail stores, banks and restaurants, on the periphery of the Properties

Geographic Concentration

     Our properties are located principally in the southeastern and midwestern Unites States. Our properties located in the southeastern United States accounted for approximately 57.0% of our total revenues from all properties for the year ended December 31, 2004 and currently include 37 Malls, 18 Associated Centers, 35 Community Centers and one Office Building and. Our properties located in the midwestern United States accounted for approximately 24.9% of our total revenues from all properties for the year ended December 31, 2004 and currently include 18 Malls, three Associated Centers and five Community Centers. Our results of operations and funds available for distribution to shareholders therefore will be subject generally to economic conditions in the southeastern and midwestern United States. We will continue to look for opportunities to geographically diversify our portfolio in order to minimize dependency on any particular region; however, the expansion of the portfolio through both acquisitions and developments is contingent on many factors including consumer demand, competition and economic conditions.

Significant Markets

     The top five markets, in terms of revenues, where the Properties are located were as follows for the year ended December 31, 2004:

            Market                 Percentage Total of Revenues
       --------------------        ----------------------------
       Nashville, TN                          7.1%
       Chattanooga, TN                        5.5%
       Madison, WI                            3.5%
       Winston-Salem, NC                      3.3%
       Charleston, SC                         3.1%


Top 25 Tenants

     The top 25 tenants based on percentage of our total revenues were as follows for the year ended December 31, 2004:

                                                                             Annual         Percentage
                                           Number Of       Square            Gross           Of Total
                 Tenant                     Stores          Feet           Rentals(1)        Revenues
-----------------------------------------  ---------    ------------   ------------------   ----------
 1 Limited Brands, Inc.                        213       1,319,862       $42,031,928             5.6%
 2 Foot Locker, Inc.                           178         691,050        25,969,731             3.4%
 3 The Gap, Inc.                                92         937,517        21,787,095             2.9%
 4 Luxottica Group, S.P.A. (2)                 186         332,200        14,906,585             2.0%
 5 Abercrombie & Fitch Co.                      57         389,717        13,692,044             1.8%
 6 Signet Group plc (3)                         96         143,848        12,963,332             1.7%
 7 American Eagle Outfitters, Inc.              64         334,415        12,873,601             1.7%
 8 J.C. Penney Co., Inc. (4)                    64       7,039,243        11,805,362             1.6%
 9 Zale Corporation                            135         131,483        11,775,773             1.6%
10 The Finish Line, Inc.                        56         294,736        10,473,046             1.4%
11 The Regis Corporation                       176         201,876         9,626,228             1.3%
12 Charming Shoppes, Inc. (5)                   54         332,924         9,595,551             1.3%
13 Lerner New York, Inc.                        38         310,877         9,405,871             1.2%
14 Trans World Entertainment (6)                52         268,688         8,846,329             1.2%
15 Hallmark Cards, Inc.                         75         259,241         8,468,088             1.1%
16 Genesco Inc. (7)                            123         156,505         8,447,715             1.1%
17 Pacific Sunwear of California                68         228,070         7,630,131             1.0%


                                       10

                                                                             Annual         Percentage
                                           Number Of       Square            Gross           Of Total
                 Tenant                     Stores          Feet           Rentals(1)        Revenues
-----------------------------------------  ---------    ------------   ------------------   ----------
18 Borders Group, Inc.                          47         276,554         7,471,343             1.0%
19 The Shoe Show of Rocky Mount, Inc            49         265,199         7,239,772             1.0%
20 Sun Capital Partners, Inc. (8)               57         329,005         6,946,881             0.9%
21 Christopher & Banks, Inc.                    56         194,824         6,615,540             0.9%
22 Barnes & Noble, Inc.                         50         297,562         6,584,027             0.9%
23 The Buckle, Inc.                             39         190,977         6,570,412             0.9%
24 Claire's Stores, Inc.                       105         117,898         6,448,645             0.9%
25 Aeropostale, Inc.                            49         164,360         6,421,776             0.9%
                                             2,179      15,208,631      $294,596,806            39.3%

     (1) Includes annual minimum rent and tenant reimbursements based on amounts in effect at December 31, 2004

     (2) Luxottica was previously Lenscrafters & Sunglass Hut. Luxottica purchased Cole National Corporation, which operates Pearl Vision and Things Remembered in October 2004.

     (3) Signet Group was previously Sterling, Inc. They operate Kay Jewelers, Marks & Morgan, JB Robinson, Shaw's Jewelers, Osterman's Jewelers, LeRoy's Jewelers, Jared Jewelers, Belden Jewelers and Rogers Jewelers.

     (4)  J.C. Penney owns 27 of these stores.

     (5)  Charming  Shoppes,   Inc.   operates  Lane  Bryant,   Fashion  Bug,  &
          Catherine's.

     (6) Trans World Entertainment operates FYE (formerly Camelot Music and Record Town) & Saturday Matinee.

     (7) Genesco Inc. operates Journey's, Jarman, & Underground Station. Genesco purchased Hat World, which operates Hat World, Lids, Hat Zone, and Cap Factory, as of April 2, 2004.

     (8) Sun Capital Partners, Inc. operates Sam Goody, Suncoast Motion Pictures, Musicland, Life Uniform, Anchor Blue, Mervyn's, Bruegger's Bagels, Wick's Furniture, and the Mattress Firm.


Our Growth Strategy

     Our objective is to achieve growth in funds from operations by maximizing cash flows through a variety of methods that are discussed below.

Leasing, Management and Marketing

     Our objective is to maximize cash flows from our existing Properties through:

     |X|  aggressive leasing that seeks to increase occupancy,

     |X| originating and renewing leases at higher base rents per square foot compared to the previous lease, |X| merchandising, marketing and promotional activities and

     |X|  aggressively controlling operating costs and tenant occupancy costs.

Expansions and Renovations

     We can create additional revenue by expanding a Property through the addition of department stores, mall stores and large format retailers. An expansion also protects the Property's competitive position within its market. As shown below, we completed six expansions during 2004 and will expand seven Properties in 2005:

                Property                              Location                     GLA                Opening Date
-----------------------------------------    ----------------------------    ----------------    -----------------------
Completed in 2004:

Arbor Place Mall (Rich's-Macy's)             Douglasville, GA                    140,000             September 2004
East Towne Mall                              Madison, WI                         139,000             November 2004
West Towne Mall                              Madison, WI                          94,000             November 2004
The Lakes Mall (Dick's Sporting Goods)       Muskegon, MI                         45,000             November 2004
Garden City Plaza Expansion                  Garden City, KS                      26,500               March 2004
Coastal Way                                  Spring Hill, FL                      20,500             September 2004
                                                                                 465,000
Scheduled for 2005:
Citadel Mall                                 Charleston, SC                       45,000              August 2005
Stroud Mall                                  Stroudsburg, PA                       4,500              August 2005
Fayette Mall                                 Lexington, KY                       144,000              October 2005
Burnsville Center                            Burnsville, MN                        3,000             November 2005
CoolSprings Crossing                         Nashville, TN                        10,000               March 2005
The District at Monroeville Mall             Monroeville, PA                      75,000               April 2005
Fashion Square                               Orange Park, FL                      18,000               July 2005
                                                                                 299,500

     Renovations usually include renovating existing facades, uniform signage, new entrances and floor coverings, updating interior decor, resurfacing parking lots and improving the lighting of interiors and parking lots. Renovations can result in attracting new retailers, increased rental rates and occupancy levels and in maintaining the Property's market dominance. As shown below, we renovated three Properties during 2004 and will renovate two Properties during 2005.

          Property                     Location
          ---------------------------  ---------------------------
          Completed in 2004:
          Northwoods Mall              North Charleston, SC
          Cherryvale Mall              Rockford, IL
          Panama City Mall             Panama City, FL

          Scheduled for 2005:
          CoolSprings Galleria         Nashville, TN
          Fayette Mall                 Lexington, KY

 Development of New Retail Properties

         In general, we seek development opportunities in middle-market trade areas that we believe are under-served by existing retail operations. These middle-markets must also have sufficient demographic trends to provide the opportunity to effectively maintain a competitive position. The following shows the new developments we opened during 2004 and those currently under construction:

              Property                          Location                 GLA               Opening Date
--------------------------------------   ------------------------ ------------------  -----------------------
Opened in 2004:
The Shoppes at Panama City               Panama City, FL                    56,000    February 2004
Coastal Grand-Myrtle Beach (50/50 joint
venture)                                 Myrtle Beach, SC                  908,000    March 2004
Wilkes-Barre Township Marketplace        Wilkes-Barre Township,
                                         PA                                281,000    March 2004
Charter Oak Marketplace                  Hartford, CT                      312,000    November 2004
                                                                  -----------------
                                                                         1,557,000
                                                                  =================

Currently under construction:
Imperial Valley Mall (60/40 joint
venture)                               El Centro, CA                       754,000    March 2005
Hamilton Corner                        Chattanooga, TN                      68,000    March 2005
Coastal Grand Crossing                 Myrtle Beach, SC                     15,000    April 2005
Cobblestone Village at Royal Palm BeachRoyal Palm Beach, FL                225,000    June 2005
Chicopee Marketplace                   Chicopee, MA                        156,000    September 2005
Southaven Towne Center                 Southaven, MS                       420,000    October 2005
                                                                  ------------------
                                                                         1,638,000
                                                                  ==================

     Our total investment in the Properties opened in 2004 was $89.5 and the total investment in the Properties we currently have under construction will be $106.2 million.

Acquisitions

     We believe there is opportunity for growth through acquisitions of regional malls and other associated properties. We selectively acquire regional mall properties where we believe we can increase the value of the property through our development, leasing and management expertise. We acquired the following Properties during 2004:

               Property                        Location                 GLA             Date Acquired
--------------------------------------- ------------------------ ------------------ -----------------------
Honey Creek Mall                        Terre Haute, IN                 680,890     March 2004
Volusia Mall                            Daytona Beach, FL             1,064,768     March 2004
Greenbrier Mall                         Chesapeake, VA                  889,683     April 2004
Fashion Square                          Orange Park, FL                  27,286     April 2004
Chapel Hill Mall                        Akron, OH                       861,653     May 2004
Chapel Hill Suburban                    Akron, OH                       117,088     May 2004
Park Plaza Mall                         Little Rock, AR                 546,500     June 2004
Monroeville Mall                        Monroeville, PA               1,128,747     July 2004
Monroeville Annex                       Monroeville, PA                 229,588     July 2004
Northpark Mall                          Joplin, MO                      991,076     November 2004
Mall del Norte                          Laredo, TX                    1,198,199     November 2004
                                                                 ------------------
                                                                      7,735,478
                                                                 ==================


Risks Associated with Our Growth Strategy

     As with any strategy there are risks involved with our plan for growth. Such risks include, but are not limited to: development opportunities pursued may be abandoned; construction costs may exceed estimates; construction loans with full recourse to us may not be refinanced; proforma objectives, such as occupancy and rental rates, may not be achieved; and the required approval by an anchor tenant, mortgage lender or joint venture partner for certain expansion/development activities may not be obtained. An unsuccessful development project could result in a loss greater than our investment.

Insurance

     We carry a comprehensive blanket policy for liability, fire and rental loss insurance covering all of the Properties, with specifications and insured limits customarily carried for similar properties. The property and liability insurance policies on our Properties currently do not exclude loss resulting from acts of terrorism, whether foreign or domestic. We believe the Properties are adequately insured in accordance with industry standards.

Environmental Matters

     Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of petroleum, certain hazardous or toxic substances on, under or in such real estate. Such laws typically impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances. The costs of remediation or removal of such substances may be substantial. The presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's or operator's ability to lease or sell such real estate or to borrow using such real estate as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Certain laws also impose requirements on conditions and activities that may affect the environment or the impact of the environment on human health. Failure to comply with such requirements could result in the imposition of monetary penalties (in addition to the costs to achieve compliance) and potential liabilities to third parties. Among other things, certain laws require abatement or removal of friable and certain non-friable asbestos-containing materials in the event of demolition or certain renovations or remodeling. Certain laws regarding asbestos-containing materials require building owners and lessees, among other things, to notify and train certain employees working in areas known or presumed to contain asbestos-containing materials. Certain laws also impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with asbestos-containing materials. In connection with the ownership and operation of properties, we may be potentially liable for all or a portion of such costs or claims.

     All of our properties (but not properties for which we hold an option to purchase but do not yet own) have been subject to Phase I environmental assessments or updates of existing Phase I environmental assessments within approximately the last ten years. Such assessments generally consisted of a visual inspection of the properties, review of federal and state environmental databases and certain information regarding historic uses of the property and adjacent areas and the preparation and issuance of written reports. Some of the properties contain, or contained, underground storage tanks used for storing petroleum products or wastes typically associated with automobile service or other operations conducted at the properties. Certain properties contain, or contained, dry-cleaning establishments utilizing solvents. Where believed to be warranted, samplings of building materials or subsurface investigations were undertaken. At certain properties, where warranted by the conditions, we have developed and implemented an operations and maintenance program that establishes operating procedures with respect to asbestos-containing materials. The costs associated with the development and implementation of such programs were not material.

     We believe that our properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding the handling, discharge and emission of hazardous or toxic substances. We have not been notified by any governmental authority, and are not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of our present or former properties. We have not recorded in our financial statements any material liability in connection with environmental matters. Nevertheless, it is possible that the environmental assessments available to us do not reveal all potential environmental liabilities. It is also possible that subsequent investigations will identify material contamination, that adverse environmental conditions have arisen subsequent to the performance of the environmental assessments, or that there are material environmental liabilities of which management is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties has not been or will not be affected by tenants and occupants of the properties, by the condition of properties in the vicinity of the properties or by third parties unrelated to us, the Operating Partnership or the relevant property's partnership. The existence of any such environmental liability could have an adverse effect on our results of operations, cash flow and the funds available to us to pay dividends.

Competition

     The Properties compete with various shopping facilities in attracting retailers to lease space. In addition, retailers at our properties face continued competition from discount shopping centers, outlet malls, wholesale clubs, direct mail, television shopping networks, the internet and other retail shopping developments. The extent of the retail competition varies from market to market. We work aggressively to attract customers through marketing promotions and campaigns.

Seasonality

     Our business is somewhat seasonal in nature with tenant sales achieving the highest levels during the fourth quarter because of the holiday season. The Malls earn most of their "temporary" rents (rents from short-term tenants) during the holiday period. Thus, occupancy levels and revenue production are generally the highest in the fourth quarter of each year. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of the entire year.

Qualification as a Real Estate Investment Trust ("REIT")

     We intend to continue to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, as amended (the "Code"). We generally will not be subject to federal income tax to the extent we distribute at least 90% of our REIT ordinary taxable income to our shareholders. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate rates.

Financial Information About Segments

     See Note 12 to the consolidated financial statements for information about our reportable segments.

Employees

     CBL & Associates Properties, Inc. does not have any employees other than its statutory officers. Our Management Company currently employees 738 full-time and 621 part-time employees. None of our employees are represented by a union.

Corporate Offices

     Our principal executive offices are located at CBL Center, 2030 Hamilton Place Boulevard, Suite 500, Chattanooga, Tennessee, 37421 and our telephone number is (423) 855-0001.

Available Information

     There is additional information about us on our web site at www.cblproperties.com. Electronic copies of our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge by visiting the "investor relations" section of our web site. These reports are posted as soon as reasonably practical after they are electronically filed with, or furnished to, the Securities and Exchange Commission. The information on the web site is not, and should not, be considered to be a part of this Form 10-K.

                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.


(a)      Market Information
         ------------------
         The New York Stock Exchange is the principal United States market in which our common stock is traded.

         The high and low sales prices for our common stock for each quarter of our two most recent fiscal years were as follows, as adjusted for the two-for-one stock split that occurred June 15, 2005:

         Quarter Ended                                  High         Low
         ------------------------------------------- ----------- -------------
         2004:
         March 31                                       $31.050       $27.725
         June 30                                        $31.085       $22.895
         September 30                                   $31.830       $26.405
         December 31                                    $38.565       $30.395

         2003:
         March 31                                       $20.635       $18.750
         June 30                                        $22.570       $20.245
         September 30                                   $25.380       $21.495
         December 31                                    $28.755       $24.825


         Holders
         -------
         There were approximately 555 shareholders of record for our common stock as of March 7, 2005.

         Dividends Declared
         ------------------
         The frequency and amounts of dividends declared and paid on the common stock for each quarter of our two most recent fiscal years were as follows, as adjusted for the two-for-one stock split that occurred June 15, 2005:

         Quarter Ended                                 2004        2003
         ------------------------------------------ ------------ ----------
         March 31                                    $ 0.3625    $0.3275
         June 30                                     $ 0.3625    $0.3275
         September 30                                $ 0.3625    $0.3275
         December 31                                 $0.40625    $0.3625

         Future dividend distributions are subject to our actual results of operations, economic conditions and such other factors as our Board of Directors deems relevant. Our actual results of operations will be affected by a number of factors, including the revenues received from the Properties, our operating expenses, interest expense, the ability of the anchors and tenants at the Properties to meet their obligations and unanticipated capital expenditures.

         Securities Authorized For Issuance Under Equity Compensation Plans
         ------------------------------------------------------------------
         See Part III, Item 12.

         Recent Sales Of Unregistered Securities' Use Of Proceeds From
         -------------------------------------------------------------
         Registered Securities
         ---------------------
         None

(b)      None

(c)      None

Item 6. Selected Financial Data:

The following table sets forth selected financial and operating information for CBL & Associates Properties, Inc. (the "Company") for each of the five years in the period ended December 31, 2004, which has been updated to reflect (i) the application of the requirements of Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to the sale of five community centers in March 2005 that requires the results of operations of these community centers be retroactively reclassified as discontinued operations in all periods presented and (ii) the Company's two-for-one stock split effected in the form of a stock dividend that occurred on June 15, 2005.. The reclassification to discontinued operations of the results of operations of the five community centers has no effect on the reported net income available to common shareholders in any prior period. Refer to Note 1 of the Company's consolidated financial statements for a description of the two-for-one stock split and to Note 4 for discussion of the sale of the five community centers. The following information should be read in conjunction with the Company's consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this report.

(In thousands, except per share data)

                                                                                   Year Ended December 31, (2)
                                                              -------------------------------------------------------------------
                                                                  2004           2003        2002          2001           2000
                                                              -----------    -----------  -----------  -----------   ------------
 Total revenues                                               $  757,253     $  664,312   $  584,131   $  534,424    $   343,074
 Total expenses                                                  413,619        348,586      302,245      276,745        178,348
                                                              -----------    -----------  -----------  -----------   ------------
 Income from operations                                          344,634        315,726      282,886      257,679        164,726
 Interest income                                                   3,355          2,485        1,853        1,891          2,644
 Interest expense                                               (177,219)      (153,321)    (142,908)    (156,404)       (95,677)
 Loss on extinguishment of debt                                        -           (167)      (3,872)     (13,558)          (367)
 Gain on sales of real estate assets                              29,272         77,765        2,804       10,649         15,978
 Equity in earnings of unconsolidated affiliates                  10,308          4,941        8,215        7,155          3,684
 Minority interest in earnings:
   Operating partnership                                         (85,186)      (106,532)     (64,251)     (49,643)       (28,507)
   Shopping center properties                                     (5,365)        (2,758)      (3,280)      (1,654)        (1,504)
                                                              -----------    -----------  -----------  -----------   ------------
 Income before discontinued operations                           118,799        138,139       81,447       56,115         60,977
 Discontinued operations                                           2,312          6,000        3,459        4,793          4,745
                                                              -----------    -----------  -----------  -----------   ------------
 Net income                                                      121,111        144,139       84,906       60,908         65,722
 Preferred dividends                                             (18,309)       (19,633)     (10,919)      (6,468)        (6,468)
                                                              -----------    -----------  -----------  -----------   ------------
 Net income available to common shareholders                  $  102,802     $  124,506   $   73,987   $   54,440    $    59,254
                                                              ===========    ===========  ===========  ===========   ============
 Basic earnings per common share:
   Income before discontinued operations, net
         of preferred dividends                               $     1.63     $     1.98   $     1.23   $     0.98    $      1.10
                                                              ===========    ===========  ===========  ===========   ============
   Net income available to common shareholders                $     1.67     $     2.08   $     1.29   $     1.07    $      1.19
                                                              ===========    ===========  ===========  ===========   ============
   Weighted average shares outstanding                            61,602         59,872       57,380       50,716         49,762

 Diluted earnings per common share:
   Income before discontinued operations, net
         of preferred dividends                               $     1.57     $     1.90   $     1.19   $     0.96    $      1.09
                                                              ===========    ===========  ===========  ===========   ============
   Net income available to common shareholders                $     1.61     $     2.00   $     1.25   $     1.05    $      1.18
                                                              ===========    ===========  ===========  ===========   ============
   Weighted average shares and potential dilutive
       common shares outstanding                                  64,004         62,386       59,336       51,666         50,042

 Dividends declared per common share                          $  1.49375     $    1.345   $     1.16   $    1.065    $      1.02

                                                                                         December 31, (2)
                                                              -------------------------------------------------------------------
                                                                  2004           2003        2002          2001           2000
                                                              -----------    -----------  -----------  -----------   ------------
 BALANCE SHEET DATA:
 Net investment in real estate assets                         $4,894,780     $3,912,220   $3,611,485   $3,201,622    $ 2,040,614
 Total assets                                                  5,204,500      4,264,310    3,795,114    3,372,851      2,115,565
 Total mortgage and other notes payable                        3,371,679      2,738,102    2,402,079    2,315,955      1,424,337
 Minority interests                                              566,606        527,431      500,513      431,101        174,665
 Shareholders' equity                                          1,054,151        837,300      741,190      522,008        434,825

 OTHER DATA:
 Cash flows provided by (used in):
   Operating activities                                       $  339,197     $  274,349   $  273,923   $  213,075    $   139,118
   Investing activities                                         (608,651)      (312,366)    (274,607)    (201,245)      (122,215)
   Financing activities                                          274,888         44,994        3,902       (6,877)       (17,958)
 Funds From Operations (FFO) (1)
   of the Operating Partnership                               $  310,405     $  271,588   $  235,474   $  182,687    $   137,132
 FFO applicable to the Company                                   169,725        146,552      126,127       94,945         92,594

(1) Please refer to Management's Discussion and Analysis of Financial Condition and Results of Operations for the definition of FFO. FFO does not represent cash flow from operations as defined by accounting principles generally accepted in the United States and is not necessarily indicative of the cash available to fund all cash requirements.
(2) Please refer to Notes 3 and 5 to the consolidated financial statements for a description of acquisitions and joint venture transactions that have impacted the comparability of the financial information presented.

Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes that are included in this annual report. Capitalized terms used, but not defined, in this Management's Discussion and Analysis of Financial Condition and Results of Operations have the same meanings as defined in the notes to the consolidated financial statements. In this discussion, the terms "we", "us", "our" and the "Company" refer to CBL & Associates Properties, Inc. and its subsidiaries.

     Certain statements made in this section or elsewhere in this report may be deemed "forward looking statements" within the meaning of the federal securities laws. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, without limitation, general industry, economic and business conditions, interest rate fluctuations, costs of capital and capital requirements, availability of real estate properties, inability to consummate acquisition opportunities, competition from other companies and retail formats, changes in retail rental rates in our markets, shifts in customer demands, tenant bankruptcies or store closings, changes in vacancy rates at our properties, changes in operating expenses, changes in applicable laws, rules and regulations, the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support our future business. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Executive Overview

     We are a self-managed, self-administered, fully integrated real estate investment trust ("REIT") that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls and community centers. Our shopping center properties are located primarily in the Southeast and Midwest, as well as in select markets in other regions of the United States.

     As of December 31, 2004, we owned controlling interests in 64 regional malls, 25 associated centers (each adjacent to a regional mall), 12 community centers, and our corporate office building. We consolidate the financial statements of all entities in which we have a controlling financial interest. As of December 31, 2004, we owned non-controlling interests in five regional malls, one associated center and 48 community centers. Because major decisions such as the acquisition, sale or refinancing of principal partnership or joint venture assets must be approved by one or more of the other partners, we do not control these partnerships and joint ventures and, accordingly, account for these investments using the equity method. We had one mall, which is owned in a joint venture, two mall expansions, one open-air shopping center, two associated centers, one of which is owned in a joint venture, one associated center expansion, one associated center redevelopment and three community centers under construction as of December 31, 2004.

     The majority of our revenues is derived from leases with retail tenants and generally include minimum rents, percentage rents based on tenants' sales volumes and reimbursements from tenants for expenditures related to property operating expenses, real estate taxes and maintenance and repairs, as well as certain capital expenditures. We also generate revenues from sales of peripheral land at the properties and from sales of real estate assets when it is determined that we can realize the maximum value of the assets. Proceeds from such sales are generally used to reduce borrowings on our credit facilities.

     We expanded our portfolio in 2004 with the acquisition of eight malls, two associated centers and a community center, representing a total investment of $950.0 million. We opened nine new developments totaling 1.9 million square feet, including the nearly 1.0 million square foot regional mall Coastal Grand-Myrtle Beach in Myrtle Beach, SC, which we own in a joint venture. We have approximately 2.0 million square feet of new developments, which represent over $185.0 million of net investment, that is scheduled to open during 2005. We also added a total of 12 big box stores and eight anchor retailers to our malls, which have made positive contributions by strengthening the tenant mix of these properties.

Results of Operations

COMPARISON  OF THE YEAR ENDED  DECEMBER 31, 2004 TO THE YEAR ENDED  DECEMBER 31,
2003

     The following significant transactions impacted the consolidated results of operations for the year ended December 31, 2004, compared to the year ended December 31, 2003:

     |X| The acquisition of eight malls, two associated centers and one community center, and the opening of one new mall (which is accounted for using the equity method), one associated center and one community center during 2004. Additionally, 2004 was the first full year of operations for the six malls and two associated centers that were acquired during 2003 and the one associated center and two community centers that were opened in 2003. The properties opened or acquired during 2004 and 2003 are collectively referred to as the "New 2004 Properties" in this section and are as follows:

Property                            Location                         Date Acquired / Opened
--------------------------------------------------------------------------------------------------
Acquisitions:
Sunrise Mall                        Brownsville, TX                  April 2003
Sunrise Commons                     Brownsville, TX                  April 2003
Cross Creek Mall                    Fayetteville, NC                 September 2003
River Ridge Mall                    Lynchburg, VA                    October 2003
Valley View Mall                    Roanoke, VA                      October 2003
Southpark Mall                      Colonial Heights, VA             December 2003
Harford Mall                        Bel Air, MD                      December 2003
Harford Annex                       Bel Air, MD                      December 2003
Honey Creek Mall                    Terre Haute, IN                  March 2004
                                    Daytona Beach,                   March 2004
Volusia Mall                        FL
Greenbrier Mall                     Chesapeake, VA                   April 2004
Fashion Square                      Orange Park, FL                  April 2004
Chapel Hill Mall                    Akron, OH                        May 2004
Chapel Hill                          kron, OH                        May 2004
Suburban                            A
Park Plaza Mall                     Little Rock, AR                  June 2004
Monroeville Mall                    Monroeville, PA                  July 2004
Monroeville Annex                   Monroeville, PA                  July 2004
Northpark Mall                      Joplin, MO                       November 2004
Mall del Norte                      Laredo, TX                       November 2004

New Developments:
The Shoppes at Hamilton Place       Chattanooga, TN                  May 2003
Cobblestone Village                 St. Augustine, FL                May 2003
Waterford Commons                   Waterford, CT                    September 2003
Wilkes-Barre Township Marketplace   Wilkes-Barre Township, PA        March 2004
Coastal Grand-Myrtle Beach          Myrtle Beach, SC                 March 2004
The Shoppes at Panama City          Panama City, FL                  March 2004

          |X| In October 2003, we sold 41 community centers to Galileo America. We sold six additional community centers to Galileo America in January 2004. Since we have continuing involvement with these properties through our ownership interest in Galileo America and our role as manager of the properties, the results of operations of these properties have not been reflected in discontinued operations. Therefore, the year ended December 31, 2003 includes results of operations for these properties through the dates they were sold.

          |X| Effective January 1, 2004, we began to consolidate the results of operations of PPG Venture I Limited Partnership, which owns two community centers and one associated center (the "PPG Properties"), as a result of the adoption of a new accounting pronouncement. The PPG Properties were accounted for as unconsolidated affiliates using the equity method of accounting prior to January 1, 2004.

          |X| Properties that were in operation for the entire period during 2004 and 2003 are referred to as the "2004 Comparable Properties" in this section, except for the five community centers located in Michigan that were sold in March 2005, which are reflected as discontinued operations as discussed in Note 4 to our consolidated financial statements.

Revenues

     The $92.9 million increase in revenues was primarily attributable to increases of $113.6 million from the New 2004 Properties, $7.5 million related to the PPG Properties and $4.1 million from the 2004 Comparable Properties. These increases were offset by a reduction in revenues of $42.5 million related to the community centers that were sold to Galileo America in October 2003 and January 2004.

     The increase in revenues of the 2004 Comparable Properties was driven by our ability to maintain high occupancy levels, while achieving an increase of 3.3% in rents from both new leases and lease renewals for comparable small shop spaces.

     An increase in management and leasing fees of $2.8 million received from Galileo America was the primary contributor to the $4.3 million increase in management, development and leasing fees. Other revenues increased $5.9 million due to growth of our taxable REIT subsidiary.

Operating Expenses

     Property operating expenses including real estate taxes and maintenance and repairs, increased as a result of increases of $35.7 million from the New 2004 Properties and $2.2 million from the PPG Properties, offset by decreases of $9.4 million related to the community centers that were sold to Galileo America and $5.6 million in operating expenses of the 2004 Comparable Properties.

     The increase in depreciation and amortization expense resulted from increases of $29.0 million from the New 2004 Properties, $1.0 million related to the PPG Properties and $6.6 million from the 2004 Comparable Properties. These increases were offset by a decrease of $7.4 million related to the community centers that we sold to Galileo America in October 2003 and January 2004. The increase attributable to the 2004 Comparable Properties is due to ongoing capital expenditures for renovations, expansions, tenant allowances and deferred maintenance.

     General and administrative expenses increased $4.9 million during 2004. As a percentage of revenues, this was only a 0.1% increase over the comparable 2003 amount. General and administrative expenses were significantly impacted by an additional $1.1 million of expenses in 2004 related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002. State tax expenses also increased $1.8 million as a result of our continued growth. The remainder of the increase is attributable to additional salaries and benefits for the personnel added to manage the properties acquired during 2004 and 2003 combined with annual compensation increases for existing personnel.

     We identified ten community centers and recorded a loss on impairment of real estate assets of $3.1 million to reduce the carrying value of these properties to their respective estimated fair values. The ten community centers include four community centers that we sold to Galileo America in January 2005, five community centers that we sold during the first quarter of 2005 and one community center that was sold for a loss during the fourth quarter of 2004.

Other Income and Expenses

      Interest expense increased $23.9 million primarily due to the debt on the New 2004 Properties and the PPG Properties, as well as the additional financings that were obtained on the 2004 Comparable Properties. The increase was offset by a reduction in interest expense related to the Galileo Transaction as well as normal principal amortization.

     The gain on sales of real estate assets of $29.3 million in 2004 included $26.8 million of gain related to the Galileo Transaction and $2.5 million of gain on sales of seven outparcels at various properties.

     Equity in earnings of unconsolidated affiliates increased by $5.4 million in 2004 as a result of our interest in Galileo America and the opening of Coastal Grand-Myrtle Beach in March 2004.

     We sold two community centers during 2004 for a gain on discontinued operations of $0.9 million. We sold one community center for a loss of $0.1 million, which was included in loss on impairment of real estate assets. We sold five community centers in March 2005 for which we recorded an impairment loss of $0.6 million in 2004. Operating income from discontinued operations decreased in 2004 because the properties were owned for a shorter period of time in 2004 than in 2003, and because 2003 includes the operations of properties that were sold during 2003.

COMPARISON  OF THE YEAR ENDED  DECEMBER 31, 2003 TO THE YEAR ENDED  DECEMBER 31,
2002

     The following significant transactions impacted the consolidated results of operations for the year ended December 31, 2003, compared to the year ended December 31, 2002:

          |X| The acquisition of six malls and two associated centers and the opening of one new associated center and two new community centers during 2003. Additionally, there was a full year of operations in 2003 for three malls and one associated center that were acquired during 2002 and one associated center that was opened in 2002. The properties opened or acquired during 2003 and 2002 are collectively referred to as the "New 2003 Properties" and are as follows:

Property                       Location                     Date Acquired / Opened
----------------------------------------------------------------------------------------
Acquisitions:
Richland Mall                  Waco, TX                     May 2002
Panama City Mall               Panama City, FL              May 2002
Westmoreland Mall              Greensburg, PA               December 2002
Westmoreland Crossing          Greensburg, PA               December 2002
Sunrise Mall                   Brownsville, TX              April 2003
Sunrise Commons                Brownsville, TX              April 2003
Cross Creek Mall               Fayetteville, NC             September 2003
River Ridge Mall               Lynchburg, VA                October 2003
Valley View Mall               Roanoke, VA                  October 2003
Southpark Mall                 Colonial Heights, VA         December 2003
Harford Mall                   Bel Air, MD                  December 2003
Harford Annex                  Bel Air, MD                  December 2003

New Developments:
Parkdale Crossing              Beaumont, TX                 November 2002
The Shoppes at Hamilton Place  Chattanooga, TN              May 2003
Cobblestone Village            St. Augustine, FL            May 2003
Waterford Commons              Waterford, CT                September 2003

          |X| The consolidation of a full year of operations for East Towne Mall, West Towne Mall and West Towne Crossing (the "Newly Consolidated Properties") in which we acquired the remaining ownership interest during December 2002. We had previously owned a non-controlling interest in these properties and had accounted for them using the equity method of accounting.

          |X| The sale of interests in 41 community centers to Galileo America in October 2003 ("the Galileo Transaction").

          |X| Properties that were in operation for the entire period during 2003 and 2002 are referred to as the "2003 Comparable Properties" in this section, except for the five community centers located in Michigan that were sold in March 2005, which are reflected as discontinued operations as discussed in Note 4 to our consolidated financial statements.

Revenues

     The $80.2 million increase in revenues was primarily attributable to increases of $44.7 million from the New 2003 Properties, $23.6 million from the Newly Consolidated Properties and $20.2 million from properties that were in operation for all of 2003 and 2002, offset by a reduction of $6.7 million from the Galileo Transaction.

     The increase in revenues at properties that were in operation for all of 2003 and 2002 was primarily driven by our ability to maintain high occupancy levels while achieving increases in rents from both new leases and lease renewals on comparable spaces. Additionally, our cost recovery ratio improved to 99.2% in 2003 compared to 91.4% in 2002 due primarily to the partial recovery of certain capital expenditures incurred in connection with the significant number of mall renovations completed during the past three years.

     Management, leasing and development fees decreased $1.6 million because of a reduction in fees related to the Newly Consolidated Properties.

Operating Expenses

     Property operating expenses (including real estate taxes and maintenance and repairs) increased $19.7 million due to increases of $15.6 million from the New 2003 Properties and $7.0 million from the Newly Consolidated Properties, offset by a reduction of $2.9 million from the Galileo Transaction.

     The $19.4 million increase in depreciation and amortization expense resulted from increases of $9.2 million from the New 2003 Properties, $4.2 million  from  the  Newly  Consolidated  Properties  and $7.0  million  from the comparable centers, which is primarily attributable to the 16 property renovations and expansions that were completed during 2003 and 2002. These increases were offset by a reduction of $1.0 million from the Galileo Transaction.

     General and administrative expenses increased $7.1 million because we had a lower level of development activity in 2003 than in 2002. As a result, we capitalized less in salaries of leasing and development personnel, which resulted in higher compensation expense. There were also additional salaries and benefits for the personnel added to manage the properties acquired during 2003 and 2002 combined with annual compensation increases for existing personnel.

Other Income and Expenses

     Interest expense increased $10.4 million due to the debt on the New 2003 Properties and the Newly Consolidated Properties. We also refinanced $196.0 million of short-term, variable-rate debt with fixed-rate, non-recourse long-term debt with a higher interest rate. The increase was offset somewhat by a reduction in debt related to the Galileo Transaction and normal principal amortization. While converting to fixed-rate debt is dilutive in the short-term, it is consistent with our strategy of minimizing exposure to variable-rate debt when we can obtain fixed-rate debt on terms that are deemed favorable for the long-term.

     The net gain on sales of real estate assets of $77.8 million in 2003 was primarily attributable to the $71.9 million gain recognized on the Galileo Transaction. The remaining $5.9 million of gain was related to gains on sales of 20 outparcels at various properties and sales of two options on potential development sites.

     Equity in earnings of unconsolidated affiliates decreased by $3.3 million in 2003 as a result of the Newly Consolidated Properties no longer being accounted for using the equity method.

     We sold six community centers during 2003 for a gain on discontinued operations of $4.0 million. Operating income from discontinued operations decreased in 2003 because the properties were owned for a shorter period of time in 2003 than in 2002, and because 2002 includes the operations of properties that were sold during 2002.

Operational Review

     The shopping center business is, to some extent, seasonal in nature with tenants achieving the highest levels of sales during the fourth quarter because of the holiday season. Additionally, the malls earn most of their short-term rents during the holiday period. Thus, occupancy levels and revenue production are generally the highest in the fourth quarter of each year. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of the fiscal year.

     We classify our regional malls into two categories - malls that have completed their initial lease-up are referred to as "stabilized malls" and malls that are in their initial lease-up phase are referred to as "non-stabilized malls". The non-stabilized malls currently include The Lakes Mall in Muskegon, MI, which opened in August 2001; Parkway Place in Huntsville, AL, which opened in October 2002; and Coastal Grand-Myrtle Beach in Myrtle Beach, SC, which opened in March 2004.

     We derive a significant amount of our revenues from the mall properties. The sources of our revenues by property type were as follows:

                                                  Year Ended December 31,
                                              ---------------------------------
                                                    2004             2003
                                              ----------------- ---------------
Malls                                               90.4%           87.3%
Associated centers                                   4.1%            3.8%
Community centers                                    2.0%            7.4%
Mortgages, office building and other                 3.5%            1.5%


Sales and Occupancy Costs

     Mall store sales (for those tenants who occupy 10,000 square feet or less and have reported sales) in the stabilized malls increased by 2.8% on a comparable per square foot basis to $314 per square foot for 2004 compared with $305 per square foot for 2003.

     Occupancy costs as a percentage of sales for the stabilized malls were 12.0% and 12.2% for 2004 and 2003, respectively.

Occupancy

     Total portfolio occupancy increased 90 basis points to 94.0%. Since June 2003, we experienced 118 store closings, totaling approximately 457,000 square feet and representing approximately $8.1 million in annual minimum base rent. As of December 31, 2004, we had re-leased approximately 217,000 square feet of this space at rents per square foot that are 3.5% higher than the previous rent and at comparable rents based on total annual base rent. Our portfolio occupancy is summarized in the following table:

                                                        December 31,
                                              ---------------------------------
                                                    2004             2003
                                              ----------------- ---------------
Total portfolio                                  94.0%              93.1%
Total mall portfolio                             94.3%              94.2%
     Stabilized malls                            94.4%              94.4%
     Non-stabilized malls                        92.8%              87.7%
Associated centers                               91.8%              88.4%
Community centers (1)                            94.0%              89.6%

     (1) Excludes the community centers that were sold in Phases I and II of the Galileo Transaction

Leasing

     Average annual base rents per square foot were as follows for each property type:

                                                      December 31,
                                           ------------------------------------
                                                 2004              2003
                                           ----------------- ------------------
Stabilized malls                                $25.60             $25.03
Non-stabilized malls                             26.33              25.82
Associated centers                                9.77               9.90
Community centers (1)                             8.12               8.29

     (1) Excludes the community centers that were sold in Phases I and II of the Galileo Transaction.

     During 2004, we achieved positive results from new and renewal leasing of comparable small shop space during 2004 for spaces that were previously occupied as summarized in the following table:

                                                                                                   New
                                                          Prior           New                   PSF Base
                                          Square           PSF          PSF Base    % Change     Rent -     % Change
                                           Feet         Base Rent    Rent - Initial  Initial     Average     Average
                                        -----------   -------------  ------------------------- ------------ ---------
Stabilized malls                          1,982,406          $25.13          $25.40       1.1%       $25.95      3.3%
Associated centers                           46,805           13.03           12.98     (0.4)%        13.03     0.00%
Community centers (1)                        53,330           10.16           10.77       6.0%        10.82      6.5%
                                        -----------   -------------  ------------------------- ------------ ---------
TOTAL                                     2,082,541          $24.47          $24.78       1.1%       $25.27      3.3%

     (1) Excludes the community centers that were sold in Phases I and II of the Galileo Transaction.

Liquidity and Capital Resources

     There was $25.8 million of unrestricted cash and cash equivalents as of December 31, 2004, an increase of $5.4 million from December 31, 2003. Cash flows from operations are used to fund short-term liquidity and capital needs such as tenant construction allowances, capital expenditures and payments of dividends and distributions. For longer-term liquidity needs such as acquisitions, new developments, renovations and expansions, we typically rely on property specific mortgages (which are generally non-recourse), construction and term loans, revolving lines of credit, common stock, preferred stock, joint venture investments and a minority interest in the Operating Partnership.

     Cash provided by operating activities increased $64.8 million to $339.2 million for the year ended December 31, 2004. The increase was primarily attributable to the operations of the New 2004 Properties and improved results at the 2004 Comparable Properties.

Debt

     The following tables summarize debt based on our pro rata ownership share, including our pro rata share of unconsolidated affiliates and excluding minority investors' share of consolidated properties, because we believe this provides investors a clearer understanding of our total debt obligations and liquidity (in thousands):

                                                                                                                       Weighted
                                                                                                                       Average
                                                                    Minority       Unconsolidated                      Interest
                                                  Consolidated      Interests        Affiliates         Total          Rate(1)
                                                  -------------- ---------------- ----------------- --------------- ---------------
December 31, 2004:
Fixed-rate debt:
     Non-recourse loans on operating properties    $  2,688,186     $(52,914)         $  104,114        $2,739,386      6.35%
                                                  -------------- ---------------- ----------------- --------------- ---------------
Variable-rate debt:
     Recourse term loans on operating properties        207,500           --              29,415           236,915      3.40%
     Construction loans                                  14,593           --              39,493            54,086      4.05%
     Lines of credit                                    461,400           --                  --           461,400      3.37%
                                                  -------------- ---------------- ----------------- --------------- ---------------
     Total variable-rate debt                           683,493           --              68,908           752,401      3.44%
                                                  -------------- ---------------- ----------------- --------------- ---------------
Total                                              $  3,371,679   $  (52,914)         $  173,022        $3,491,787      5.72%
                                                  ============== ================ ================= =============== ===============

December 31, 2003:
Fixed-rate debt:
     Non-recourse loans on operating properties        $2,256,544  $ (19,577)          $  57,985        $2,294,952      6.64%
                                                  -------------- ---------------- ----------------- --------------- ---------------
Variable-rate debt:
     Recourse term loans on operating properties          105,558      --                 30,335           135,893      2.73%
     Construction loans                                        --      --                 46,801            46,801      2.94%
     Lines of credit                                      376,000      --                     --           376,000      2.23%
                                                  -------------- ---------------- ----------------- --------------- ---------------
     Total variable-rate debt                             481,558      --                 77,136           558,694      2.39%
                                                  -------------- ---------------- ----------------- --------------- ---------------
Total                                                  $2,738,102  $ (19,577)          $ 135,121        $2,853,646      5.81%
                                                  ============== ================ ================= =============== ===============

     (1) Weighted average interest rate including the effect of debt premiums, but excluding amortization of deferred financing costs.

     In August 2004, we entered into a new $400.0 million unsecured credit facility, which bears interest at LIBOR plus a margin of 100 to 145 basis points based on our leverage, as defined in the agreement. The credit facility matures in August 2006 and we have three one-year extension options. We used borrowings on the credit facility to repay all of the outstanding borrowings under our previous $130.0 million unsecured credit facility, which had an interest rate of LIBOR plus 1.30% and was scheduled to mature in September 2004. At December 31, 2004, total outstanding borrowings of $39.9 million under the new credit facility had a weighted average interest rate of 3.54%.

     We currently have four secured lines of credit with total availability of $483.0 million that are used for construction, acquisition and working capital purposes. Each of these lines is secured by mortgages on certain of our operating properties. There were total borrowings of $421.5 million outstanding at a weighted average interest rate of 3.36% as of December 31, 2004.

     We also have secured lines of credit with total availability of $27.1 million that can only be used to issue letters of credit. There was $12.3 million outstanding under these lines at December 31, 2004.

     We obtained a $57.3 million, nonrecourse loan secured by Eastgate Mall in Cincinnati, OH that bears interest at 4.55% and matures in December 2009.

     We assumed $304.6 million of debt and obtained an additional $272.6 million of debt to fund the acquisitions completed during 2004. The assumed loans bear interest at stated fixed rates ranging from 5.73% to 8.69% and mature at various dates from March 2009 to December 2014. Since the stated interest rates on the fixed-rate loans were above market rates for similar debt instruments as of the respective dates of acquisition, debt premiums of $19.5 million were recorded to reflect the assumed debt at estimated fair values. Including the effect of the related debt premiums, the effective interest rates on the assumed loans range from 4.75% to 5.50%. The additional loans include $159.2 million of loans that bear interest at LIBOR plus 100 basis points and mature in April 2006 and May 2006, and a fixed-rate, interest-only, nonrecourse loan of $113.4 million that bears interest at 5.04% and matures in December 2014.

     The secured and unsecured credit facilities contain, among other restrictions, certain financial covenants including the maintenance of certain coverage ratios, minimum net worth requirements, and limitations on cash flow distributions. We were in compliance with all financial covenants and restrictions under our credit facilities at December 31, 2004. Additionally, certain property-specific mortgage notes payable require the maintenance of debt service coverage ratios on their respective properties. At December 31, 2004, the properties subject to these mortgage notes payable were in compliance with the applicable ratios.

     We expect to refinance the majority of mortgage and other notes payable maturing over the next five years with replacement loans. Based on our pro rata share of total debt, there is $67.7 million of debt that is scheduled to mature in 2005. There are extension options in place to extend the maturity of $30.0 million of this debt to 2006. We repaid $10.6 million of these loans subsequent to December 31, 2004, and expect to repay the remaining $27.1 million of maturing loans.

Equity

     On December 13, 2004, we issued 7,000,000 depositary shares in a public offering, each representing one-tenth of a share of 7.375% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock") with a liquidation preference of $250.00 per share ($25.00 per depositary share). The dividends on the Series D Preferred Stock are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $18.4375 per share ($1.84375 per depositary share) per annum. The Series D Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not redeemable before December 13, 2009. The net proceeds of $169.3 million were used to reduce outstanding borrowings on our credit facilities.

     We received $15.8 million in proceeds from issuances of common stock during 2004 from exercises of employee stock options, our dividend reinvestment plan and our employee stock purchase plan.

     During 2004, we paid dividends of $106.9 million to holders of our common stock and our preferred stock, as well as $78.5 million in distributions to the minority interest investors in our Operating Partnership and certain shopping center properties.

     As a publicly traded company, we have access to capital through both the public equity and debt markets. We have an effective shelf registration statement authorizing us to publicly issue shares of preferred stock, common stock and warrants to purchase shares of common stock with an aggregate public offering price up to $562.0 million, of which $272.0 million remains after the Series D Preferred Stock offering.

     We anticipate that the combination of equity and debt sources will, for the foreseeable future, provide adequate liquidity to continue our capital programs substantially as in the past and make distributions to our shareholders in accordance with the requirements applicable to real estate investment trusts.

     Our policy is to maintain a conservative debt-to-total-market capitalization ratio in order to enhance our access to the broadest range of capital markets, both public and private. Based on our share of total consolidated and unconsolidated debt and the market value of our equity, our debt-to-total-market capitalization (debt plus market-value equity) ratio was as follows at December 31, 2004 (in thousands, except stock prices):

                                                         Shares
                                                       Outstanding      Stock Price (1)          Value
                                                    ------------------  -----------------   -----------------
Common stock and operating partnership units               113,928           $38.175           $4,349,201
8.75% Series B Cumulative Redeemable Preferred Stock         2,000             50.00              100,000
7.75% Series C Cumulative Redeemable Preferred Stock           460            250.00              115,000
7.375% Series D Cumulative Redeemable Preferred
Stock                                                          700            250.00              175,000
                                                                                            -----------------
Total market equity                                                                             4,739,201
Our share of total debt                                                                         3,491,787
                                                                                            -----------------
Total market capitalization                                                                    $8,230,988
                                                                                            =================
Debt-to-total-market capitalization ratio                                                           42.4%
                                                                                            =================

     (1) The number of shares of common stock and operating partnership units outstanding reflects the effect of the two-for-one stock split that occurred on June 15, 2005, which is discussed in Note 1 to our consolidated financial statements. The stock price for common stock and operating partnership units equals the closing price of our common stock on December 31, 2004 as adjusted for the two-for-one stock split that occurred on June 15, 2005. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Contractual Obligations

     The following table summarizes our significant contractual obligations as of December 31, 2004 (dollars in thousands):

                                                                                        Payments Due By Period
                                                                   -----------------------------------------------------------------
                                                                                 Less Than      1 - 3       3 - 5      More Than
                                                                    Total         1 Year        Years       Years       5 Years
                                                                   ------------- ------------ ------------ ----------- -------------
Long-term debt:
    Total consolidated debt service (1)                               $4,230,608    $323,641   $1,347,226    $1,039,637   $1,520,104
    Minority investors' share in shopping center properties             (74,803)     (4,886)     (15,194)      (16,198)     (38,525)
    Our share of unconsolidated affiliates debt service (2)              188,465      13,466       64,838        31,960       78,201
                                                                   ------------- ------------ ------------ ----------- -------------
    Our share of total debt service obligations                        4,344,270     332,221    1,396,870     1,055,399    1,559,780
                                                                   ------------- ------------ ------------ ----------- -------------

Operating leases: (3)
    Ground leases on consolidated properties                              40,002       1,320        2,674         2,695       33,313
    Minority investors' share in shopping center properties                (423)        (31)         (65)          (71)        (256)
    Our share of ground leases on unconsolidated affiliates                5,295          64          128           129        4,974
                                                                   ------------- ------------ ------------ ----------- -------------
    Our share of total ground lease obligations                           44,874       1,353        2,737         2,753       38,031
                                                                   ------------- ------------ ------------ ----------- -------------

Purchase obligations: (4)
    Construction contracts on consolidated properties                     34,145      34,145            -             -            -
    Minority investors' share in shopping center properties                 (60)        (60)            -             -            -
    Our share of construction contracts of unconsolidated affiliates       7,631       7,631            -             -            -
                                                                   ------------- ------------ ------------ ----------- -------------
    Our share of total construction contracts                             41,716      41,716            -             -            -
                                                                   ------------- ------------ ------------ ----------- -------------

Other long-term liabilities:
    Master lease obligation to Galileo America (5)                         3,789         883        1,159           778          969
                                                                   ------------- ------------ ------------ ----------- -------------
Total contractual obligations                                         $4,434,649    $376,173   $1,400,766    $1,058,930   $1,598,780
                                                                   ============= ============ ============ =========== =============

     (1) Represents principal and interest payments due under terms of mortgage and other notes payable and includes $683,493 of variable-rate debt on six operating properties, four secured credit facilities and one unsecured credit facility. The variable-rate loans on the six operating properties call for payments of interest only with the total principal due at maturity. The credit facilities do not require scheduled principal payments. The future contractual obligations for all variable-rate indebtedness reflect payments of interest only throughout the term of the debt with the total outstanding principal at December 31, 2004 due at maturity. The future interest payments are projected based on the interest rates that were in effect at December 31, 2004. See Note 6 to the consolidated financial statements for additional information regarding the terms of long-term debt.

     (2) Includes $68,908 of variable-rate indebtedness. Future contractual obligations have been projected using the same assumptions as used in
          (1) above.

     (3) Obligations where we own the buildings and improvements, but lease the underlying land under long-term ground leases. The maturities of these leases range from 2006 to 2091 and generally provide for renewal options. Renewal options have not been included in the future contractual obligations.

     (4) Represents the remaining balance to be incurred under construction contracts that had been entered into as of December 31, 2004, but were not complete. The contracts are primarily for development, renovation and expansion of properties.

     (5) See Note 5 to the consolidated financial statements for a description of the master lease obligation to Galileo America. The future contractual obligations shown above only include the remaining obligation that was recorded in the consolidated balance sheet at December 31, 2004.

Capital Expenditures

     We expect to continue to have access to the capital resources necessary to expand and develop our business. Future development and acquisition activities will be undertaken as suitable opportunities arise. We do not expect to pursue these activities unless adequate sources of financing are available and we can achieve satisfactory returns on our investments.

     An annual capital expenditures budget is prepared for each property that is intended to provide for all necessary recurring and non-recurring capital expenditures. We believe that property operating cash flows, which include reimbursements from tenants for certain expenses, will provide the necessary funding for these expenditures.

Developments and Expansions

      The following is a summary of the projects currently under construction (dollars in thousands):

                                                                                             Our
                                                                                           Share of
                                                                 Gross         Our        Cost As of      Scheduled
                                                                Leasable     Share of    December 31,      Opening
              Property                       Location             Area      Total Cost       2004           Date
-----------------------------------------------------------------------------------------------------------------------
New Mall Developments:
Imperial Valley Mall (60/40 joint
venture)                              El Centro, CA               754,000   $  45,538      $38,536       March 2005

Mall Expansions:

Citadel Mall                          Charleston, SC               45,000       6,389          156       August 2005

Fayette Mall                          Lexington, KY               144,000      25,532        4,793      October 2005

Open Air Center:
Southaven Towne Center                Southaven, MS               420,000      24,655       19,427      October 2005

Associated Centers:

CoolSprings Crossing - Tweeters       Nashville, TN                10,000       1,415           31       March 2005
Hamilton Corner                       Chattanooga, TN              68,000       5,500        2,472       March 2005
The District at Monroeville Mall      Monroeville, PA              75,000      20,588        9,724       April 2005
Coastal Grand Crossing                Myrtle Beach, SC             15,000       1,946           --       April 2005

Community Centers:
Cobblestone Village at Royal Palm     Royal Palm, FL              225,000       8,784        4,194        June 2005
Chicopee Marketplace                  Chicopee, MA                156,000      19,743        5,094       August 2005
Fashion Square                        Orange Park, FL              18,000       2,031          218        July 2005
                                                              -----------------------------------------
                                                                1,930,000   $ 162,121      $84,645
                                                              =========================================

     There are construction loans in place for the costs of the new mall and open-air center developments. The costs of the remaining projects will be funded with operating cash flows and the credit facilities.

     We have entered into a number of option agreements for the development of future regional malls and community centers. Except for the projects listed in the above table, we do not have any other material capital commitments.

Acquisitions

     We acquired  eight malls,  two  associated  centers and a community  center during 2004 for an aggregate purchase price of $950.0 million, including transaction costs. We paid $587.2 million in cash, assumed $304.6 million of debt, agreed to pay $12.0 million for land at a future date and issued limited partnership interests in our Operating Partnership valued at $46.2 million to fund these acquisitions. The cash portions of the purchase prices were funded with borrowings under our credit facilities and the three new loans totaling $272.6 million. These acquisitions are expected to generate an initial weighted-average, unleveraged return of 7.68%.

Dispositions

     During 2004, we generated aggregate net proceeds of $113.6 million from the Galileo Transaction, the sales of four community centers and one community center expansion and the sales of nine outparcels. The net proceeds were used to reduce borrowings under our credit facilities. In January 2005, we sold two power centers, one community center and a community center expansion to Galileo America. The net proceeds of $42.5 million were used to reduce outstanding balances under our lines of credit.

     In March 2005, we sold five community centers for an aggregate sales price of $12.1 million. We recognized an aggregate loss on impairment of real estate assets of $0.6 million on these community centers in December 2004 and recognized an additional loss on impairment of less than $0.1 million during the three months ended March 31, 2005

Other Capital Expenditures

     Including our share of unconsolidated affiliates' capital expenditures, we spent $37.4 million in 2004 for tenant allowances, which generate increased rents from tenants over the terms of their leases. Deferred maintenance expenditures were $17.5 million for 2004 and included $6.0 million for resurfacing and improved lighting of parking lots, $5.1 million for roof repairs and replacements and $6.4 million for various other expenditures. Renovation expenditures were $21.1 million in 2004.

     Deferred maintenance expenditures are billed to tenants as common area maintenance expense, and most are recovered over a 5- to 15-year period. Renovation expenditures are primarily for remodeling and upgrades of malls, of which approximately 30% is recovered from tenants over a 5- to 15-year period.

     We expect to renovate two malls during 2005 at a total estimated cost of $28.0 million, which will be funded from operating cash flows and availability under our credit facilities. One of the renovation projects will be completed in 2005 and the other will be completed in 2006.


Off-Balance Sheet Arrangements

Unconsolidated Affiliates

     We have ownership interests in nine unconsolidated affiliates that are described in Note 5 to the consolidated financial statements. The unconsolidated affiliates are accounted for using the equity method of accounting and are reflected in the consolidated balance sheets as "Investments in Unconsolidated Affiliates." The following are circumstances when we may consider entering into a joint venture with a third party:

     |X| Third parties may approach us with opportunities where they have obtained land and performed some pre-development activities, but they may not have sufficient access to the capital resources or the development and leasing expertise to bring the project to fruition. We enter into such arrangements when we determine such a project is viable and we can achieve a satisfactory return on our investment. We typically earn development fees from the joint venture and provide management and leasing services to the property once it is placed in operation.

     |X| We determine that we may have the opportunity to capitalize on the value we have created in a property by selling an interest in the property to a third party. This provides us with an additional source of capital that can be used to develop or acquire additional real estate assets that we believe will provide greater potential for growth. When we retain an interest in an asset rather than selling a 100% interest, it is typically because this allows us to continue to manage the property, which provides us the ability to earn fees for management, leasing, development, financing and acquisition services provided to the joint venture.

 Guarantees

     We have guaranteed 100% of the debt to be incurred to develop the property owned by Imperial Valley Mall L.P. and 50% of the debt of Parkway Place L.P. We have issued these guarantees primarily because it allows the joint ventures to obtain funding at a lower cost than could be obtained otherwise. This results in a higher return for the joint venture on its investment, and in a higher return on our investment in the joint venture. We may receive a fee from the joint venture for providing the guaranty. Additionally, when we are required to perform under a guaranty, the terms of the guaranty typically provide that the joint venture partners' interests in the joint venture is assigned to us, to the extent of our guaranty.

     We had guaranteed the debt incurred to develop the property owned by Mall of South Carolina L.P. and had received a fee for the guaranty. This debt was refinanced during 2004 by Mall of South Carolina L.P. and, as a result, the guaranty was terminated. We recognized revenues of $0.5 million and $0.2 million related to this guaranty during 2004 and 2003, respectively.

     The Company's guarantees and the related accounting are more fully described in Note 17 to the consolidated financial statements.


Critical Accounting Policies

     Our significant accounting policies are disclosed in Note 2 to the consolidated financial statements. The following discussion describes our most critical accounting policies, which are those that are both important to the presentation of our financial condition and results of operations and that require significant judgment or use of complex estimates.

Revenue Recognition

     Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.

     We receive reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized as revenue in the period the related operating expenses are incurred. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue when billed.

     We receive management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from unconsolidated affiliates during the development period are recognized as revenue to the extent of the third-party partners' ownership interest. Fees to the extent of our ownership interest are recorded as a reduction to our investment in the unconsolidated affiliate.

     Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer's initial and continuing investment is adequate, our receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When we have an ownership interest in the buyer, gain is recognized to the extent of the third party partner's ownership interest and the portion of the gain attributable to our ownership interest is deferred.

Real Estate Assets

     We capitalize predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.

     All acquired real estate assets are accounted for using the purchase method of accounting and accordingly, the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The purchase price is allocated to (i) tangible assets, consisting of land, buildings and improvements, and tenant improvements and (ii) identifiable intangible assets generally consisting of above- and below-market leases and in-place leases. We use estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation methods to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt with a stated interest rate that is significantly different from market interest rates is recorded at its fair value based on estimated market interest rates at the date of acquisition.

     Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are amortized over the remaining terms of the related leases. The amortization of above- and below-market leases is recorded as an adjustment to minimum rental revenue, while the amortization of all other lease-related intangibles is recorded as amortization expense. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.

Carrying Value of Long-Lived Assets

     We periodically evaluate long-lived assets to determine if there has been any impairment in their carrying values and record impairment losses if the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts or if there are other indicators of impairment. If it is determined that an impairment has occurred, the excess of the asset's carrying value over its estimated fair value is charged to operations. We recorded losses on the impairment of real estate assets of $3,080 in 2004, which are discussed in Note 2 to the consolidated financial statements. There were no impairment charges in 2003 and 2002.

Recent Accounting Pronouncements

     Effective January 1, 2004, we adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46(R), "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." The interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. We determined that one unconsolidated affiliate, PPG Venture I Limited Partnership ("PPG"), is a variable interest entity and that we are the primary beneficiary. We began consolidating the assets, liabilities and results of operations of PPG effective January 1, 2004. We initially measured the assets, liabilities and noncontrolling interest of PPG at the carrying amounts at which they would have been carried in the consolidated financial statements as if FIN 46(R) had been effective when we first met the conditions to be the primary beneficiary, which was the inception of PPG. We own a 10% interest in PPG, which owns one associated center and two community centers.

     In May 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with
Characteristics of Both Liabilities and Equity," which specifies that instruments within its scope are obligations of the issuer and, therefore, the issuer must classify them as liabilities. Financial instruments within the scope of the pronouncement include mandatorily redeemable financial instruments, obligations to repurchase the issuer's equity shares by transferring assets, and certain obligations to issue a variable number of shares. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. However, on October 29, 2003, the FASB indefinitely deferred the provisions of paragraphs 9 and 10 of SFAS No. 150 related to noncontrolling interests in limited-life subsidiaries. During 2004, the joint venture agreements with minority interest partners were amended so that they no longer have a limited life.

     In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB No. 29, Accounting for Nonmonetary Transactions." SFAS No. 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect the adoption of this standard to have a material effect on our financial position or results of operations.

     In December 2004, the FASB released its final revised standard, SFAS No. 123 (Revised 2004), "Share-Based Payment." SFAS No. 123(R) requires that a public entity measure the cost of equity based service awards based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the vesting period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Adoption of SFAS No. 123(R) is required for fiscal periods beginning after June 15, 2005. We previously adopted the fair value provisions of SFAS No. 123, "Accounting for Stock Based Compensation", as amended by SFAS No. 148, "Accounting for
Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123" effective January 1, 2003. We do not expect the adoption of this standard to have a material effect on our financial position or results of operations.

Impact of Inflation

     In the last three years, inflation has not had a significant impact on our operations because of the relatively low inflation rate. Substantially all tenant leases do, however, contain provisions designed to protect us from the impact of inflation. These provisions include clauses enabling us to receive percentage rent based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the leases are for terms of less than 10 years which may provide us the opportunity to replace existing leases with new leases at higher base and/or percentage rent if rents of the existing leases are below the then existing market rate. Most of the leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, which reduces our exposure to increases in costs and operating expenses resulting from inflation.

Funds From Operations

     Funds From Operations ("FFO") is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with generally accepted accounting principles ("GAAP"). The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated on the same basis. We compute FFO as defined above by NAREIT less dividends on preferred stock. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

     We believe that FFO provides an additional indicator of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, we believe that FFO enhances investors' understanding of our operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of our properties and interest rates, but also by our capital structure.

     FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating our operating performance or to cash flow as a measure of liquidity.

     FFO increased 14.3% in 2004 to $310.4 million compared to $271.6 million in 2003. The New 2004 Properties generated 69% of the growth in FFO. Consistently high portfolio occupancy, increases in rental rates from new and renewal leasing and increased recoveries of operating expenses primarily accounted for the remaining 31% growth in FFO.

     The calculation of FFO is as follows (in thousands):

                                                                                    Year Ended December 31,
                                                               ------------------------------------------------------------------
                                                                        2004                  2003                 2002
                                                               ------------------------------------------------------------------

 Net income available to common shareholders                              $   102,802            $  124,506           $   73,987
 Add:
 Depreciation and amortization from consolidated properties                   142,043               112,857               93,589
 Depreciation and amortization from unconsolidated affiliates                   6,144                 4,307                4,490
 Depreciation and amortization from discontinued operations                       587                   934                1,370
 Minority interest in earnings of operating partnership                        85,186               106,532               64,251
 Less:
 Gains on sales of operating real estate assets                               (23,696)              (71,886)                   -
 Minority investors' share of depreciation and amortization                    (1,230)               (1,111)              (1,348)
 Gain on discontinued operations                                                 (845)               (4,042)                (372)
 Depreciation and amortization of non-real estate assets                         (586)                 (508)                (493)
                                                                         -------------         -------------        ------------
 Funds from operations                                                    $   310,405           $   271,589          $   235,474
                                                                         =============         =============        ===========
 FFO applicable to our shareholders                                       $   169,725           $   146,552          $   126,127
                                                                         =============         =============        ===========

 SUPPLEMENTAL FFO INFORMATION:

 Lease termination fees                                                    $    3,864            $    4,552           $    5,888
 Straight-line rental income                                               $    2,688            $    3,908           $    4,348
 Gains on outparcel sales                                                  $    3,449            $    6,195           $    2,483
 Amortization of acquired above- and below-market leases                   $    3,656            $      332           $        -
 Amortization of debt premiums                                             $    5,418            $      646           $        -
 Gain on sales of nonoperating properties                                  $    4,285            $        -           $        -
 Loss on impairment of real estate assets                                  $  (3,080)            $        -           $        -


ITEM 8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

          Reference  is made to the Index to Financial  statements  contained in
          Item 15 on page 36.


ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON
          FORM 8-K.

     (1)  Financial Statements                                       Page Number

          Report of Management on Internal Control Over Financial
          Reporting                                                     37

          Report Of Independent Registered Public Accounting Firm       39

          CBL & Associates  Properties,  Inc.  Consolidated Balance
          Sheets as of December 31, 2004 and 2003                       40

          CBL  &  Associates   Properties,   Inc.  Consolidated
          Statements of Operations for the Years Ended
          December 31, 2004, 2003 and 2002                              41

          CBL  &  Associates   Properties,   Inc.  Consolidated
          Statements of Shareholders' Equity for the Years Ended
          December 31, 2004, 2003 and 2002                              42

          CBL & Associates  Properties,  Inc.  Consolidated
          Statements of Cash Flows for the Years Ended
          December 31, 2004, 2003 and 2002                              43

          Notes to Consolidated Financial Statements                    44

                          INDEX TO FINANCIAL STATEMENTS



    Report of Management on Internal Control Over Financial Reporting   37

    Report Of Independent Registered Public Accounting Firm             39

    CBL & Associates Properties, Inc. Consolidated Balance Sheets
         as of December 31, 2004 and 2003                               40

    CBL & Associates Properties, Inc. Consolidated Statements of
         Operations for the Years Ended December 31, 2004, 2003
         and 2002                                                       41

    CBL & Associates Properties, Inc. Consolidated Statements of
         Shareholders' Equity for the Years Ended December 31, 2004,
         2003 and 2002                                                  42

    CBL & Associates Properties, Inc. Consolidated Statements of
         Cash Flows for the Years Ended December 31, 2004, 2003
         and 2002                                                       43

    Notes to Consolidated Financial Statements                          44

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of CBL & Associates Properties, Inc.:

     We have audited management's assessment, included in the Report of Management on Internal Control over Financial Reporting (that was included in CBL & Associates Properties, Inc. Form 10-K for the year ended December 31,
2004), that CBL & Associates Properties, Inc. and subsidiaries (the "Company") maintained effective internal control over financial reporting as of December
31, 2004, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

     A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

     Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     In our opinion, management's assessment (not presented herein) that the Company maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

     We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2004 of the Company and our report dated March 16, 2005, except for the effect of Note 23 as to which the date is January 9, 2006, expressed an unqualified opinion on those financial statements and financial statement schedules.


/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 16, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of CBL & Associates Properties, Inc.:

We have audited the accompanying consolidated balance sheets of CBL & Associates Properties, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedules (that were included in CBL & Associates Properties, Inc. Form 10-K for the year ended December 31, 2004). These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CBL and Associates Properties, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2005 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.



/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 16, 2005, except for the effect of Note 23 as to which the date is January 9, 2006

                                     CBL & Associates Properties, Inc.
                                        Consolidated Balance Sheets
                                     (In thousands, except share data)

                                                                                  December 31,
                                                                     ---------------------------------------
 ASSETS                                                                    2004                2003
                                                                     ---------------------------------------
 Real estate assets:
   Land                                                                  $   659,782        $   578,310
   Buildings and improvements                                              4,670,462          3,678,074
                                                                     ---------------------------------------
                                                                           5,330,244          4,256,384
   Accumulated depreciation                                                 (575,464)          (467,614)
                                                                     ---------------------------------------
                                                                           4,754,780          3,788,770
   Real estate assets held for sale                                           61,607             64,354
   Developments in progress                                                   78,393             59,096
                                                                     ---------------------------------------
     Net investment in real estate assets                                  4,894,780          3,912,220
 Cash and cash equivalents                                                    25,766             20,332
 Cash in escrow                                                                    -             78,476
 Receivables:
   Tenant, net of allowance for doubtful accounts
        of $3,237 in 2004 and 2003                                            38,409             42,165
   Other                                                                      13,706              3,033
 Mortgage notes receivable                                                    27,804             36,169
 Investments in unconsolidated affiliates                                     84,782             96,450
 Other assets                                                                119,253             75,465
                                                                     ---------------------------------------
                                                                          $5,204,500         $4,264,310
                                                                     =======================================
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Mortgage and other notes payable                                         $3,359,466         $2,709,348
 Mortgage notes payable on real estate assets held for sale                   12,213             28,754
 Accounts payable and accrued liabilities                                    212,064            161,477
                                                                     ---------------------------------------
     Total liabilities                                                     3,583,743          2,899,579
                                                                     ---------------------------------------
 Commitments and contingencies (Notes 3, 5 and 17)
 Minority interests                                                          566,606            527,431
                                                                     ---------------------------------------
 Shareholders' equity:
 Preferred stock, $.01 par value, 15,000,000 shares authorized:
    8.75% Series B Cumulative Redeemable Preferred Stock, 2,000,000
        Shares outstanding in 2004 and 2003                                       20                 20
    7.75% Series C Cumulative Redeemable Preferred Stock, 460,000
        Shares outstanding in 2004 and 2003                                        5                  5
    7.375% Series D Cumulative Redeemable Preferred Stock,
        700,000 shares outstanding in 2004                                         7                  -
 Common stock, $.01 par value, 180,000,000 shares authorized,
         62,667,104 and 60,646,952 shares issued and outstanding
          in 2004 and 2003, respectively                                         627                606
 Additional paid-in capital                                                1,025,478            817,310
 Deferred compensation                                                        (3,081)            (1,607)
 Retained earnings                                                            31,095             20,966
                                                                     ---------------------------------------
 Total shareholders' equity                                                1,054,151            837,300
                                                                     ---------------------------------------
                                                                          $5,204,500         $4,264,310
                                                                     =======================================

The accompanying notes are an integral part of these balance sheets.

                                        CBL & Associates Properties, Inc.
                                      Consolidated Statements of Operations
                                     (In thousands, except per share amounts)

                                                                               Year Ended December 31,
                                                                    ----------------------------------------------
                                                                        2004           2003             2002
                                                                    ----------------------------------------------
 REVENUES:
   Minimum rents                                                        $ 476,578      $ 426,318        $ 379,243
   Percentage rents                                                        15,948         12,900           13,320
   Other rents                                                             16,102         12,633           11,013
   Tenant reimbursements                                                  218,736        192,760          159,407
   Management, development and leasing fees                                 9,791          5,525            7,146
   Other                                                                   20,098         14,176           14,002
                                                                    ----------------------------------------------
     Total revenues                                                       757,253        664,312          584,131
                                                                    ----------------------------------------------
 EXPENSES:
   Property operating                                                     115,173        102,909           92,454
   Depreciation and amortization                                          142,043        112,857           93,418
   Real estate taxes                                                       58,081         51,340           46,831
   Maintenance and repairs                                                 43,531         39,596           34,903
   General and administrative                                              35,338         30,395           23,332
   Loss on impairment of real estate assets                                 3,080              -                -
   Other                                                                   16,373         11,489           10,307
                                                                    ----------------------------------------------
     Total expenses                                                       413,619        348,586          301,245
                                                                    ----------------------------------------------
 Income from operations                                                   343,634        315,726          282,886
 Interest income                                                            3,355          2,485            1,853
 Interest expense                                                        (177,219)      (153,321)        (142,908)
 Loss on extinguishment of debt                                                 -           (167)          (3,872)
 Gain on sales of real estate assets                                       29,272         77,765            2,804
 Equity in earnings of unconsolidated affiliates                           10,308          4,941            8,215
 Minority interest in earnings:
   Operating Partnership                                                  (85,186)      (106,532)         (64,251)
   Shopping center properties                                              (5,365)        (2,758)          (3,280)
                                                                    ----------------------------------------------
 Income before discontinued operations                                    118,799        138,139           81,447
 Operating income of discontinued operations                                1,467          1,958            3,087
 Gain on discontinued operations                                              845          4,042              372
                                                                    ----------------------------------------------
 Net income                                                               121,111        144,139           84,906
 Preferred dividends                                                      (18,309)       (19,633)         (10,919)
                                                                    ----------------------------------------------
 Net income available to common shareholders                            $ 102,802      $ 124,506        $  73,987
                                                                    ==============================================
 Basic per share data:
   Income before discontinued operations, net of preferred
dividends                                                                $   1.63       $   1.98         $   1.23
   Discontinued operations                                                   0.04           0.10             0.06
                                                                    ----------------------------------------------
   Net income available to common shareholders                           $   1.67       $   2.08         $   1.29
                                                                    ----------------------------------------------
   Weighted average common shares outstanding                              61,602         59,872           57,380
                                                                    ==============================================
 Diluted per share data:
   Income before discontinued operations, net of preferred
dividends                                                                $   1.57       $   1.90         $   1.19
   Discontinued operations                                                   0.04           0.10             0.06
   Net income available to common shareholders                           $   1.61       $   2.00         $   1.25
                                                                    ----------------------------------------------
   Weighted average common and potential dilutive
     common shares outstanding                                             64,004         62,386           59,336
                                                                    ==============================================

The accompanying notes are an integral part of these statements.

                        CBL & Associates Properties, Inc.
                 Consolidated Statement Of Shareholders' Equity
                        (In thousands, except share data)

                                                                                   Accumulated                 Retained
                                                                       Additional     Other                    Earnings
                                                    Preferred  Common   Paid-in   Comprehensive    Deferred   (Accumulated
                                                      Stock     Stock   Capital       Loss       Compensation    Deficit)    Total
                                                    ---------  ------  ---------- -------------  -----------  ------------ ---------
Balance, December 31, 2001                              $ 29   $  513  $  556,126    $ (6,784)        $    -    $(27,796) $ 522,088
    Net income                                             -        -           -           -              -      84,906     84,906
    Gain on current period cash flow hedges                -        -           -       4,387              -           -      4,387
                                                                                                                           ---------
        Total comprehensive income                                                                                           89,293
    Dividends declared - common stock                      -        -           -           -              -     (68,635)   (68,635)
    Dividends declared - preferred stock                   -        -           -           -              -     (10,919)   (10,919)
    Issuance of 2,000,000 shares of Series B
      preferred stock                                     20        -      96,350           -              -           -     96,370
    Purchase of 200,000 shares of Series A preferred
      stock                                               (2)       -      (5,091)          -              -           -     (5,093)
    Issuance of 7,048,598 shares of common stock           -       70     120,555           -              -           -    120,625
    Exercise of stock options                              -        4       5,003           -              -           -      5,007
    Accrual under deferred compensation arrangements       -        -       2,194           -              -           -      2,194
    Conversion of Operating Partnership units into
        893,304 shares of common stock                     -        9       7,154           -              -           -      7,163
    Adjustment for minority interest in Operating
        Partnership                                        -        -     (16,903)          -              -           -    (16,903)
                                                    ---------  ------  ---------- -------------  -----------  ------------ ---------
Balance, December 31, 2002                                47      596     765,388      (2,397)             -     (22,444)   741,190
    Net income                                             -        -           -           -              -     144,139    144,139
    Gain on current period cash flow hedges                -        -           -       2,397              -           -      2,397
                                                                                                                           ---------
        Total comprehensive income                                                                                          146,536
    Dividends declared - common stock                      -        -           -           -              -     (81,096)   (81,096)
    Dividends declared - preferred stock                   -        -           -           -              -     (17,453)   (17,453)
    Issuance of 460,000 shares of Series C preferred
        stock                                              5        -     111,222           -              -           -    111,227
    Redemption of 2,675,000 shares of Series A                                                             -
        preferred stock                                  (27)       -     (64,668)          -              -      (2,180)   (66,875)
    Issuance of 405,676 shares of common stock             -        4       8,753           -         (1,855)          -      6,902
    Exercise of stock options                              -        6       7,756           -              -           -      7,762
    Accrual under deferred compensation arrangements       -        -         618           -              -           -        618
    Amortization of deferred compensation                  -        -           -           -            248           -        248
    Adjustment for minority interest in Operating
       Partnership                                         -        -     (11,759)          -              -           -    (11,759)
                                                    ---------  ------  ---------- -------------  -----------  ------------ ---------
Balance, December 31, 2003                                25      606     817,310           -         (1,607)     20,966    837,300
    Net income and total comprehensive income              -        -           -           -              -     121,111    121,111
    Dividends declared - common stock                      -        -           -           -              -     (92,678)   (92,678)
    Dividends declared - preferred stock                   -        -           -           -              -     (18,304)   (18,304)
    Issuance of 700,000 shares of Series D preferred                                                       -
       stock                                               7        -     169,326           -                          -    169,333
    Issuance of 169,962 shares of common stock             -        2       4,526           -         (2,129)          -      2,399
    Exercise of stock options                              -       14      15,254           -              -           -     15,268
    Accrual under deferred compensation arrangements       -        -         776           -              -           -        776
    Amortization of deferred compensation                  -        -           -           -            655           -        655
    Conversion of Operating Partnership units into
        525,636 shares of common stock                     -        5       5,625           -              -           -      5,630
    Adjustment for minority interest in Operating
         Partnership                                       -        -      12,661           -              -           -     12,661
                                                    ---------  ------  ---------- -------------  -----------  ------------ ---------
Balance, December 31, 2004                               $32     $627  $1,025,478      $    -      $  (3,081)    $31,095 $1,054,151
                                                    ================================================================================

The accompanying notes are an integral part of theses statements.

                                 CBL & Associates Properties, Inc.
                                Consolidated Statements of Cash Flows
                                           (In thousands)

                                                                  Year Ended December 31,
                                                          --------------------------------------------
                                                             2004           2003           2002
                                                          --------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $121,111       $144,139        $84,906
  Adjustments to reconcile net income to net cash
provided
   by operating activities:
     Minority interest in earnings                              90,551        109,331         67,554
     Depreciation                                              100,667         85,584         74,501
     Amortization                                               49,162         34,301         25,242
     Amortization of debt premiums                              (5,262)          (646)             -
     Loss on extinguishment of debt                                  -            167          3,930
     Gain on sales of real estate assets                       (29,583)       (77,775)        (2,804)
     Gain on discontinued operations                              (845)        (4,042)          (372)
     Issuance of stock under incentive plan                      1,870          1,876          2,578
     Accrual of deferred compensation                              776            618          2,194
     Amortization of deferred compensation                         655            248              -
     Write-off of development projects                           3,714          2,056            236
     Loss on impairment of real estate assets                    3,080              -              -
     Net amortization of above and below market leases          (3,515)          (311)             -
     Changes in assets and liabilities:
       Tenant and other receivables                             (1,678)        (9,773)        (1,110)
       Other assets                                             (3,413)       (12,770)        (6,089)
       Accounts payable and accrued liabilities                 11,907          1,346         23,157
                                                          --------------------------------------------
         Net cash provided by operating activities             339,197        274,349        273,923
                                                          --------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to real estate assets                              (219,383)      (227,362)      (176,799)
 Acquisitions of real estate assets and other assets          (587,163)      (273,265)      (166,489)
 Proceeds from sales of real estate assets                     113,565        284,322         84,885
 Cash in escrow                                                 78,476        (78,476)             -
 Additions to mortgage notes receivable                         (9,225)       (10,000)        (5,965)
 Payments received on mortgage notes receivable                 17,590          1,840          2,135
 Distributions in excess of equity in earnings of
   unconsolidated affiliates                                    28,908          9,740          5,751
 Additional investments in and advances to
    unconsolidated affiliates                                  (27,112)       (15,855)       (15,394)
 Additions to other assets                                      (4,307)        (3,310)        (2,731)
                                                          --------------------------------------------
         Net cash used in investing activities                (608,651)      (312,366)      (274,607)
                                                          --------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from mortgage and other notes payable                642,743        572,080        751,881
 Principal payments on mortgage and other notes
    payable                                                  (355,651)      (390,115)      (815,444)
 Additions to deferred financing costs                         (6,029)        (4,830)        (5,589)
 Proceeds from issuance of common stock                            529          5,026        118,047
 Proceeds from exercise of stock options                        15,268          7,762          5,007
 Proceeds from issuance of preferred stock                     169,333        111,227         96,370
 Redemption of preferred stock                                       -       (64,695)              -
 Purchase of preferred stock                                         -              -        (5,093)
 Purchase of minority interest in the Operating
    Partnership                                                (5,949)       (21,013)              -
 Prepayment penalties on extinguishment of debt                      -              -        (2,290)
 Distributions to minority interests                          (78,493)       (72,186)       (65,310)
 Dividends paid                                              (106,863)       (98,262)       (73,677)
                                                          --------------------------------------------
         Net cash provided by financing activities             274,888         44,994          3,902
                                                          --------------------------------------------
Net change in cash and cash equivalents                          5,434          6,977          3,218
Cash and cash equivalents, beginning of period                  20,332         13,355         10,137
                                                          --------------------------------------------
Cash and cash equivalents, end of period                       $25,766        $20,332        $13,335
                                                          ============================================

The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share data)

NOTE 1.  ORGANIZATION

     CBL & Associates Properties, Inc. ("CBL"), a Delaware corporation, is a self-managed, self-administered, fully integrated real estate investment trust ("REIT") that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls and community shopping centers. CBL's shopping center properties are located primarily in the Southeast and Midwest, as well as in select markets in other regions of the United States.

     CBL conducts substantially all of its business through CBL & Associates Limited Partnership (the "Operating PartnershAs of December 31, 2004, the Operating Partnership owned controlling interests in 64 regional malls, 25 associated centers (each located adjacent to a regional mall), 12 community centers and CBL's corporate office building. The Operating Partnership consolidates the financial statements of all entities in which it has a controlling financial interest. The Operating Partnership owned non-controlling interests in five regional malls, one associated center and 48 community centers. Because major decisions such as the acquisition, sale or refinancing of principal partnership or joint venture assets must be approved by one or more of the other partners, the Operating Partnership does not control these partnerships and joint ventures and, accordingly, accounts for these investments using the equity method. The Operating Partnership had one mall, which is owned in a joint venture, two mall expansions, one open-air shopping center, two associated centers, one of which is owned in a joint venture, one associated center expansion, one associated center redevelopment and three community centers under construction at December 31, 2004. The Operating Partnership also holds options to acquire certain development properties owned by third parties.

     CBL is the 100% owner of two qualified REIT subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. At December 31, 2004, CBL Holdings I, Inc., the sole general partner of the Operating Partnership, owned a 1.6% general partnership interest in the Operating Partnership and CBL Holdings II, Inc. owned a 53.4% limited partnership interest for a combined interest held by CBL of 55.0%.

     The minority interest in the Operating Partnership is held primarily by CBL & Associates, Inc. and its affiliates (collectively "CBL's Predecessor") and by affiliates of The Richard E. Jacobs Group, Inc. ("Jacobs"). CBL's Predecessor contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for a limited partnership interest when the Operating Partnership was formed in November 1993. Jacobs contributed their interests in certain real estate properties and joint ventures to the Operating Partnership in exchange for a limited partnership interest when the Operating Partnership acquired the majority of Jacobs' interests in 23 properties in January 2001 and the balance of such interests in February 2002. At December 31, 2004, CBL's Predecessor owned a 15.4% limited partnership interest, Jacobs owned a 20.9% limited partnership interest and third parties owned an 8.7% limited partnership interest in the Operating Partnership. CBL's Predecessor also owned
2.7 million shares of CBL's common stock at December 31, 2004, for a combined total interest of 20.0% in the Operating Partnership.

     The Operating Partnership conducts CBL's property management and development activities through CBL & Associates Management, Inc. (the "Management Company") to comply with certain requirements of the Internal Revenue Code of 1986, as amended (the "Code"). During March 2004, the Operating Partnership acquired the 94% of the Management Company's common stock that was owned by individuals who are directors and/or officers of CBL, resulting in the Operating Partnership owning 100% of the Management Company's common stock. The Operating Partnership paid $75 for the 94% of common stock acquired, which was equal to the initial capital contribution of the individuals that owned the interest. The Operating Partnership continues to own 100% of the Management Company's preferred stock. As a result, the Operating Partnership continues to consolidate the Management Company.

     CBL, the Operating Partnership and the Management Company are collectively referred to herein as "the Company." All significant intercompany balances and transactions have been eliminated in the consolidated presentation.


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Real Estate Assets

     The Company capitalizes predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.

     All acquired real estate assets have been accounted for using the purchase method of accounting and accordingly, the results of operations are included in the consolidated statements of operations from the respective dates of acquisition. The Company allocates the purchase price to (i) tangible assets, consisting of land, buildings and improvements, and tenant improvements, and
(ii) identifiable intangible assets, generally consisting of above- and below-market leases and in-place leases, which are included in other assets in the consolidated balance sheet. The Company uses estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation techniques to allocate the purchase price to the acquired tangible and intangible assets. Liabilities assumed generally consist of mortgage debt on the real estate assets acquired. Assumed debt with a stated interest rate that is significantly different from market interest rates for similar debt instruments is recorded at its fair value based on estimated market interest rates at the date of acquisition.

     Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease. Lease-related intangibles from acquisitions of real estate assets are amortized over the remaining terms of the related leases. The amortization of above- and below-market leases is recorded as an adjustment to minimum rental revenue, while the amortization of all other lease-related intangibles is recorded as amortization expense. Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.

     The Company's acquired intangibles and their balance sheet classifications as of December 31, 2004 and 2003, are summarized as follows:

                                                          December 31, 2004                   December 31, 2003
                                                     -------------------------------     ------------------------------
                                                                       Accumulated                        Accumulated
                                                       Cost            Amortization        Cost           Amortization
                                                     ---------------   -------------     --------------   -------------
      Other assets:
          Above-market leases                         $ 12,250           $(1,335)          $5,635            $ (270)
          In-place leases                               53,850            (5,810)          19,945              (686)
      Accounts payable and accrued liabilities:
          Below-market leases                           38,967            (4,870)          12,975              (539)

     The total net amortization expense of the above acquired intangibles for the next five succeeding years will be $1,691 in 2005, $2,645 in 2006, $2,999 in 2007, $3,030 in 2008 and $2,371 in 2009.

     Total interest expense capitalized was $4,517, $5,974 and $5,109 in 2004, 2003 and 2002, respectively.

Carrying Value of Long-Lived Assets

     The Company evaluates the carrying value of long-lived assets to be held and used when events or changes in circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when its estimated future undiscounted cash flows are less than its carrying value. If it is determined that an impairment has occurred, the excess of the asset's carrying value over its estimated fair value is charged to operations.

     During 2004, the Company recognized a loss of $114 on the sale of one community center as a loss on impairment of real estate assets.

     During 2004, the Company determined that the carrying value of a vacant community center exceeded the community center's estimated fair value by $402. The Company recorded the reduction in the carrying value of the related real estate assets to their estimated fair value as a loss on impairment of real estate assets.

     Subsequent to December 31, 2004, the Company completed the third phase of the Galileo America joint venture transaction discussed in Note 5. The Company recognized a loss of $1,947 on this transaction as an impairment of real estate assets in 2004 and reduced the carrying value of the related assets, which are classified as real estate assets held for sale as of December 31, 2004 in the accompanying consolidated balance sheet.

     Subsequent to December 31, 2004, the Company reached a tentative agreement to sell five of its community centers. As a result, the Company recorded a loss on impairment of real estate assets of $617 in 2004 to reduce the carrying values of the five community centers to their respective estimated fair values based on the expected selling price. Since the Company determined that the properties were held for sale subsequent to December 31, 2004, the real estate assets related to these five community centers are reflected as held and used in the accompanying consolidated balance sheet.

     There were no impairment charges in 2003 and 2002.

Cash and Cash Equivalents

     The  Company   considers  all  highly  liquid   investments  with  original
maturities of three months or less as cash equivalents.

Deferred Financing Costs

     Net deferred financing costs of $13,509 and $10,808 were included in other assets at December 31, 2004 and 2003, respectively. Deferred financing costs include fees and costs incurred to obtain financing and are amortized to interest expense over the terms of the related notes payable. Amortization expense was $4,390, $3,268, and $4,114 in 2004, 2003 and 2002, respectively.
Accumulated amortization was $7,815 and $5,030 as of December 31, 2004 and 2003, respectively.

Revenue Recognition

     Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.

     The Company receives reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized as revenue in the period the related operating expenses are incurred. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue when billed.

     The Company receives management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from unconsolidated affiliates during the development period are recognized as revenue only to the extent of the third-party partners' ownership interest. Development and leasing fees during the development period to the extent of the Company's ownership interest are recorded as a reduction to the Company's investment in the unconsolidated affiliate.

Gain on Sales of Real Estate Assets

     Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer's initial and continuing investment is adequate, the Company's receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When the Company has an ownership interest in the buyer, gain is recognized to the extent of the third party partner's ownership interest and the portion of the gain attributable to the Company's ownership interest is deferred.

Income Taxes

     The Company is qualified as a REIT under the provisions of the Code. To maintain qualification as a REIT, the Company is required to distribute at least 90% of its taxable income to shareholders and meet certain other requirements.

     As a REIT, the Company is generally not liable for federal corporate income taxes. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal and state income taxes on its taxable income at regular corporate tax rates. Even if the Company maintains its qualification as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed income. State income taxes were not material in 2004, 2003 and 2002.

     The Company has also elected taxable REIT subsidiary status for some of its subsidiaries. This enables the Company to receive income and provide services that would otherwise be impermissible for REITs. For these entities, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of assets and liabilities at the enacted tax rates expected to be in effect when the temporary differences reverse. A valuation allowance for deferred tax assets is provided if the Company believes all or some portion of the deferred tax asset may not be realized. An increase or decrease in the valuation allowance that results from the change in circumstances that causes a change in our judgment about the realizability of the related deferred tax asset is included in income. The Company had a net deferred tax asset of $16,636 and $8,018 at December 31, 2004 and 2003, respectively, which consisted primarily of net operating loss carryforwards, that was reduced to zero by a valuation allowance because of uncertainty about the realization of the net deferred tax asset considering all available evidence.

Derivative Financial Instruments

     The Company records derivative financial instruments as either an asset or liability measured at the instrument's fair value. Any fair value adjustments affect either shareholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. See Note 15 for more information.

Concentration of Credit Risk

     The Company's tenants include national, regional and local retailers. Financial instruments that subject the Company to concentrations of credit risk consist primarily of tenant receivables. The Company generally does not obtain collateral or other security to support financial instruments subject to credit risk, but monitors the credit standing of tenants.

     The Company derives a substantial portion of its rental income from various national and regional retail companies; however, no single tenant collectively accounted for more than 10.0% of the Company's total revenues in 2004, 2003 and 2002.

Earnings Per Share

     Basic earnings per share ("EPS") is computed by dividing net income available to common shareholders by the weighted average number of unrestricted common shares outstanding for the period. Diluted EPS assumes the issuance of common stock for all potential dilutive common shares outstanding. The limited partners' rights to convert their minority interest in the Operating Partnership into shares of common stock are not dilutive (Note 9). The following summarizes the impact of potential dilutive common shares on the denominator used to compute earnings per share:

                                                                        Year Ended December 31,
                                                           --------------------------------------------------
                                                                2004              2003             2002
                                                           ---------------- ----------------- ---------------
Weighted average shares                                        61,878            60,108          57,586
Effect of nonvested stock awards                                (276)             (236)           (206)
                                                           ---------------- ----------------- ---------------
Denominator - basic earnings per share                         61,602            59,872          57,380
Dilutive effect of stock options, nonvested stock awards
and
   deemed shares related to deferred compensation
arrangements                                                    2,402             2,514           1,956
                                                           ---------------- ----------------- ---------------
Denominator - diluted earnings per share                       64,004            62,386          59,336
                                                           ================ ================= ===============


Stock-Based Compensation

     Historically, the Company accounted for its stock-based compensation plans, which are described in Note 19, under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations. Effective January 1, 2003, the Company elected to begin recording the expense associated with stock options granted after January 1, 2003, on a prospective basis in accordance with the fair value and transition provisions of SFAS No. 123, "Accounting for Stock Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123." There were no stock options granted during the years ended December 31, 2004 and 2003.

     No stock-based compensation expense related to stock options granted prior to January 1, 2003, has been reflected in net income since all options granted had an exercise price equal to the fair value of the Company's common stock on the date of grant. Therefore, stock-based compensation expense included in net income available to common shareholders in 2004, 2003 and 2002 is less than that which would have been recognized if the fair value method had been applied to all stock-based awards since the effective date of SFAS No. 123. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to all outstanding and unvested awards in each period:

                                                                        Year Ended December 31,
                                                            -------------------------------------------------
                                                                 2004             2003             2002
                                                            ---------------- ---------------- ---------------
Net income available to common shareholders, as reported       $102,802           $124,506        $73,987
Add:  Stock-based employee  compensation expense included
      in reported net income available to common
      shareholders                                                2,890              2,742          4,772
Less: Total stock-based compensation expense determined
      under fair value method                                    (3,398)            (3,344)        (5,423)
                                                            ---------------- ---------------- ---------------
Pro forma net income available to common shareholders          $102,294           $123,904        $73,336
                                                            ================ ================ ===============
Earnings per share:
    Basic, as reported                                          $  1.67            $  2.08        $  1.29
                                                            ================ ================ ===============
    Basic, pro forma                                            $  1.66            $  2.07        $  1.28
                                                            ================ ================ ===============
    Diluted, as reported                                        $  1.61            $  2.00        $  1.25
                                                            ================ ================ ===============
    Diluted, pro forma                                          $  1.60            $  1.99        $  1.17
                                                            ================ ================ ===============

     The fair value of each employee stock option grant during 2002 was estimated as of the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions:

                                          Year Ended December 31,
                                        ----------------------------
                                                 2002
                                              ------------
Risk-free interest rate                          4.84%
Dividend yield                                   6.83%
Expected volatility                              19.7%
Expected life                                7.0 years

     The per share weighted average fair value of stock options granted during 2002 was $1.75.

Comprehensive Income

     Comprehensive income includes all changes in shareholders' equity during the period, except those resulting from investments by shareholders and distributions to shareholders.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

     Effective January 1, 2004, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 46(R), "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." The interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Previously, entities were generally consolidated by an enterprise when it had a controlling financial interest through ownership of a majority voting interest in the entity. The Company determined that one unconsolidated affiliate, PPG Venture I Limited Partnership ("PPG"), is a variable interest entity and that the Company is the primary beneficiary. The Company began consolidating the assets, liabilities and results of operations of PPG effective January 1, 2004. The Company initially measured the assets, liabilities and noncontrolling interest of PPG at the carrying amounts at which they would have been carried in the consolidated financial statements as if FIN 46(R) had been effective when the Company first met the conditions to be the primary beneficiary, which was the inception of PPG. The Company owns a 10% interest in PPG, which owns one associated center and two community centers. At December 31, 2004, PPG had non-recourse, fixed-rate debt of $37,795 that was secured by the real estate assets it owns, which had a net carrying value of $50,265.

     In May 2003, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting for Certain Financial Instruments with
Characteristics of Both Liabilities and Equity," which specifies that instruments within its scope are obligations of the issuer and, therefore, the issuer must classify them as liabilities. Financial instruments within the scope of the pronouncement include mandatorily redeemable financial instruments, obligations to repurchase the issuer's equity shares by transferring assets, and certain obligations to issue a variable number of shares. SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003. However, on October 29, 2003, the FASB indefinitely deferred the provisions of paragraphs 9 and 10 of SFAS No. 150 related to noncontrolling interests in limited-life subsidiaries. During 2004, the joint venture agreements with minority interest partners were amended so that they no longer have a limited life.

     In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB No. 29, Accounting for Nonmonetary Transactions." SFAS No. 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of this standard to have a material effect on its financial position or results of operations.

     In December 2004, the FASB released its final revised standard, SFAS No. 123 (Revised 2004), "Share-Based Payment." SFAS No. 123(R) requires that a public entity measure the cost of equity based service awards based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the vesting period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. Adoption of SFAS No. 123(R) is required for fiscal periods beginning after June 15, 2005. The Company previously adopted the fair value provisions of SFAS No. 123, "Accounting for Stock Based Compensation", as amended by SFAS No. 148,
"Accounting for Stock-Based Compensation - Transition and Disclosure - An Amendment of FASB Statement No. 123" effective January 1, 2003. The Company does not expect the adoption of this standard to have a material effect on its financial position or results of operations.

NOTE 3.  ACQUISITIONS

     The Company includes the results of operations of real estate assets acquired in the consolidated statement of operations from the date of the related acquisition.

2004 Acquisitions

     On March 12, 2004, the Company acquired Honey Creek Mall in Terre Haute, IN for a purchase price, including transaction costs, of $83,114, which consisted of $50,114 in cash and the assumption of $33,000 of non-recourse debt that bears interest at a stated rate of 6.95% and matures in May 2009. The Company recorded a debt premium of $3,146, computed using an estimated market interest rate of 4.75%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     On March 12, 2004, the Company acquired Volusia Mall in Daytona Beach, FL for a purchase price, including transaction costs, of $118,493, which consisted of $63,686 in cash and the assumption of $54,807 of non-recourse debt that bears interest at a stated rate of 6.70% and matures in March 2009. The Company recorded a debt premium of $4,615, computed using an estimated market interest rate of 4.75%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     On April 8, 2004, the Company acquired Greenbrier Mall in Chesapeake, VA for a cash purchase price, including transaction costs, of $107,450. The purchase price was partially financed with a new recourse term loan of $92,650 that bears interest at LIBOR plus 100 basis points, matures in April 2006 and has three one-year extension options that are at the Company's election.

     On April 21, 2004, the Company acquired Fashion Square, a community center in Orange Park, FL for a cash purchase price, including transaction costs, of $3,961.

     On May 20, 2004, the Company acquired Chapel Hill Mall and its associated center, Chapel Hill Suburban, in Akron, OH for a cash purchase price, including transaction costs, of $78,252. The purchase price was partially financed with a new recourse term loan of $66,500 that bears interest at LIBOR plus 100 basis points, matures in May 2006 and has three one-year extension options that are at the Company's election.

     On June 22, 2004, the Company acquired Park Plaza Mall in Little Rock, AR for a purchase price, including transaction costs, of $77,526, which consisted of $36,213 in cash and the assumption of $41,313 of non-recourse debt that bears interest at a stated rate of 8.69% and matures in May 2010. The Company recorded a debt premium of $7,737, computed using an estimated market interest rate of 4.90%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     On July 28, 2004, the Company acquired Monroeville Mall, and its associated center, the Annex, in the eastern Pittsburgh suburb of Monroeville, PA, for a total purchase price, including transaction costs, of $231,621, which consisted of $39,455 in cash, the assumption of $134,004 of non-recourse debt that bears interest at a stated rate of 5.73% and matures in January 2013, an obligation of $11,950 to pay for the fee interest in the land underlying the mall and associated center on or before July 28, 2007, and the issuance of 1,560,940 special common units in the Operating Partnership with a fair value of $46,212 ($29.605 per special common unit). The Company recorded a debt premium of $3,270, computed using an estimated market interest rate of 5.30%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     On November 22, 2004, the Company acquired Mall del Norte in Laredo, TX for a cash purchase price, including transaction costs, of $170,413. The purchase price was partially financed with a new non-recourse, interest-only loan of $113,400 that bears interest at 5.04% and matures in December 2014.

     On November 22, 2004, the Company acquired Northpark Mall in Joplin, MO for a purchase price, including transaction costs, of $79,141. The purchase price consisted of $37,619 in cash and the assumption of $41,522 of non-recourse debt that bears interest at a stated rate of 5.75% and matures in March 2014. The Company recorded a debt premium of $687, computed using an estimated market interest rate of 5.50%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     The results of operations of the acquired properties have been included in the consolidated financial statements since their respective dates of acquisition. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the respective acquisition dates during the year ended December 31, 2004:

      Land                                                  $  81,673
      Buildings and improvements                              872,855
      Above-market leases                                       8,329
      In-place leases                                          33,921
                                                           --------------
         Total assets                                         996,778
      Mortgage note payables assumed                         (304,646)
      Premiums on mortgage note payables assumed              (19,455)
      Below-market leases                                     (27,352)
      Land purchase obligation                                (11,950)
                                                           --------------
      Net assets acquired                                   $ 633,375
                                                           ==============

     The following unaudited pro forma financial information is for the years ended December 31, 2004 and 2003. It presents the results of the Company as if each of the 2004 acquisitions had occurred on January 1, 2003. However, the unaudited pro forma financial information does not represent what the consolidated results of operations or financial condition actually would have been if the acquisitions had occurred on January 1, 2003. The pro forma financial information also does not project the consolidated results of operations for any future period. The pro forma results for 2004 and 2003 are as follows:

                                                                              2004            2003
                                                                          -------------- ----------------
Total revenues                                                                $ 812,782         $780,324
Total expenses                                                                (446,784)        (415,189)
                                                                          -------------- ----------------
Income from operations                                                        $ 365,998        $ 365,135
                                                                          ============== ================
Income before discontinued operations                                         $ 121,040        $ 145,196
                                                                          ============== ================
Net income available to common shareholders                                   $ 105,043        $ 131,563
                                                                          ============== ================
Basic per share data:
    Income before discontinued operations, net of preferred dividends           $  1.67          $  2.10
    Net income available to common shareholders                                 $  1.71          $  2.20
Diluted per share data:
    Income before discontinued operations, net of preferred dividends           $  1.61          $  2.01
    Net income available to common shareholders                                 $  1.64          $  2.11


2003 Acquisitions

     On April 30, 2003, the Company acquired Sunrise Mall and its associated center, Sunrise Commons, which are located in Brownsville, TX. The total purchase price, including transaction costs, of $80,686 consisted of $40,686 in cash and the assumption of $40,000 of variable-rate debt that matures in May 2004.

     On September 10, 2003, the Company acquired Cross Creek Mall in Fayetteville, NC for a purchase price, including transaction costs, of $116,729, which consisted of $52,484 in cash and the assumption of $64,245 of non-recourse debt that bears interest at a stated rate of 7.4% and matures in April 2012. The Company recorded a debt premium of $10,209, computed using an estimated market interest rate of 5.00%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     On October 1, 2003, the Company acquired River Ridge Mall in Lynchburg, VA for a purchase price, including transaction costs, of $61,933, which consisted of $38,622 in cash, a short-term note payable of $793 and the assumption of $22,518 of non-recourse debt that bears interest at a stated rate of 8.05% and matures in January 2007. The Company also recorded a debt premium of $2,724, computed using an estimated market interest rate of 4.00%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     On October 1, 2003, the Company acquired Valley View Mall in Roanoke, VA for a purchase price, including transaction costs, of $86,094, which consisted of $35,351 in cash, a short-term note payable of $5,708 and the assumption of $45,035 of non-recourse debt that bears interest at a weighted-average stated rate of 8.61% and matures in September 2010. The Company also recorded a debt premium of $8,813, computed using an estimated market interest rate of 5.10%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     On December 15, 2003, the Company acquired Southpark Mall in Colonial Heights, VA for a purchase price, including transaction costs, of $78,031, which consisted of $34,879 in cash, a short-term note payable of $5,116 and the assumption of $38,036 of non-recourse debt that bears interest at a stated rate of 7.00% and matures in May 2012. The Company also recorded a debt premium of $4,544, computed using an estimated market interest rate of 5.10%, since the debt assumed was at an above-market interest rate compared to similar debt instruments at the date of acquisition.

     On December 30, 2003, the Company acquired Harford Mall Business Trust, a Maryland business trust that owns Harford Mall and its associated center, Harford Annex, in Bel Air, MD for a cash purchase price, including transaction costs, of $71,110.

     The following summarizes the allocation of the purchase prices to the assets acquired and liabilities assumed for the 2003 acquisitions:

      Land                                                 $   72,620
      Buildings and improvements                              434,318
      Above-market leases                                       5,709
      In-place leases                                          19,542
                                                          --------------
         Total assets                                         532,189
      Mortgage note payables assumed                         (209,834)
      Short-term notes payable                                (11,617)
      Premiums on mortgage note payables assumed              (26,290)
      Below-market leases                                     (11,384)
                                                          --------------
      Net assets acquired                                  $  273,064
                                                          ==============

     The following unaudited pro forma financial information is for the years ended December 31, 2003 and 2002. It presents the results of the Company as if each of the 2003 acquisitions had occurred on January 1, 2002. However, the unaudited pro forma financial information does not represent what the consolidated results of operations or financial condition actually would have been if the acquisitions had occurred on January 1, 2002. The pro forma financial information also does not project the consolidated results of operations for any future period. The pro forma results for 2003 and 2002 are as follows:

                                                                              2003             2002
                                                                          -------------- ------------------
Total revenues                                                                $ 713,740          $ 651,623
Total expenses                                                                (383,450)          (346,862)
                                                                          -------------- ------------------
Income from operations                                                        $ 330,290          $ 304,761
                                                                          ============== ==================
Income before discontinued operations                                         $ 139,776           $ 83,580
                                                                          ============== ==================
Net income available to common shareholders                                   $ 125,568           $ 75,752
                                                                          ============== ==================
Basic per share data:
    Income before discontinued operations, net of preferred dividends           $  2.01            $  1.27
    Net income available to common shareholders                                 $  2.10            $  1.32
Diluted per share data:
    Income before discontinued operations, net of preferred dividends           $  1.93            $  1.22
    Net income available to common shareholders                                 $  2.01       $       1.28

2002 Acquisitions

     In March 2002, the Company closed on the second and final stage of its acquisition of interests in 21 malls and two associated centers from Jacobs by acquiring additional interests in the joint ventures that own the following properties:

     o West Towne Mall, East Towne Mall and West Towne Crossing in Madison, WI (17% interest)

     o    Columbia Place in Columbia, SC (31% interest)

     o    Kentucky Oaks Mall in Paducah, KY (2% interest)

     The purchase price of $42,519 for the additional interests consisted of $422 in cash, the assumption of $24,487 of debt and the issuance of 999,460 special common units with a fair value of $17,610 (weighted average of $17.62 per unit).

     The Company acquired Richland Mall, located in Waco, TX, in May 2002, for a cash purchase price of $43,250. The Company acquired Panama City Mall, located in Panama City, FL, for a purchase price of $45,645 in May 2002. The purchase price of Panama City Mall consisted of the assumption of $40,700 of non-recourse mortgage debt with an interest rate of 7.30%, the issuance of 237,390 common units of the Operating Partnership with a fair value of $4,487 ($18.90 per unit) and $458 in cash closing costs.

     The Company also entered into a ground lease in May 2002, for land adjacent to Panama City Mall. The terms of the ground lease provided that the lessor could require the Company to purchase the land for $4,148 between August 1, 2003, and February 1, 2004. The Company purchased the land in August 2003.

     The Company acquired the remaining 21% ownership interest in Columbia Place in Columbia, SC in August 2002. The total consideration of $9,875 consisted of the issuance of 123,324 common units with a fair value of $2,280 ($18.485 per unit) and the assumption of $7,595 of debt.

     In December 2002, the Company acquired the remaining 35% interest in East Towne Mall, West Towne Mall and West Towne Crossing, which are all located in Madison, WI. The purchase price $62,029 consisted of the issuance of 1,865,338 common units with a fair value of $36,411 ($19.52 per unit) and the assumption of $25,618 of debt.

     In December 2002, the Company acquired Westmoreland Mall and its associated center, Westmoreland Crossing, located in Greensburg, PA, for a cash purchase price of $112,416.

NOTE 4.  DISCONTINUED OPERATIONS

     During 2004, the Company sold three community centers for a total sales price $7,250 and recognized a total gain of $845 on two of the community centers that is recorded as gain on discontinued operations. The Company recognized a loss of $114 in December 2004 on one of the community centers, which is included in loss on impairment of real estate assets in the consolidated statement of operations. Total revenues from these community centers were $782, $1,168 and $1,134 in 2004, 2003 and 2002, respectively.

     During 2003, the Company sold six community centers for a total sales price $17,280 and recognized a net gain on discontinued operations of $4,042. Total revenues from these community centers were $1,528 and $2,093 in 2003 and 2002, respectively.

     During 2002, the Company sold five community centers and an office building for a total sales price of $36,800 and recognized a net gain on discontinued operations of $372. Total revenues for these properties were $2,331 in 2002.

     Certain  amounts  in  the  consolidated   financial  statements  have  been
reclassified to reflect the results of operations of the above properties as discontinued operations in all periods presented.

NOTE 5.  UNCONSOLIDATED AFFILIATES

     At December 31, 2004, the Company had investments in the following nine partnerships and joint ventures, which are accounted for using the equity method of accounting:

                                                                                     Company's
Joint Venture                               Property Name                             Interest
------------------------------------------------------------------------------------------------
Governor's Square IB                        Governor's Square Plaza                     50.0%
Governor's Square Company                   Governor's Square                           47.5%
Imperial Valley Mall L.P.                   Imperial Valley Mall                        60.0%
Kentucky Oaks Mall Company                  Kentucky Oaks Mall                          50.0%
Mall of South Carolina L.P.                 Coastal Grand-Myrtle Beach                  50.0%
Mall of South Carolina Outparcel L.P.       Coastal Grand-Myrtle Beach                  50.0%
Mall Shopping Center Company                Plaza del Sol                               50.6%
Parkway Place L.P.                          Parkway Place                               45.0%
Galileo America LLC                         Portfolio of community centers               7.2%

     Condensed combined financial statement information of the unconsolidated affiliates is presented as follows:

                                                   December 31,
                                             ------------------------------
                                               2004             2003
                                             ------------------------------
ASSETS:
Net investment in real estate assets           $1,013,475         $759,073
Other assets                                       63,903           65,253
                                             ------------------------------
   Total assets                                $1,077,378         $824,326
                                             ==============================
LIABILITIES :
Mortgage notes payable                          $ 603,664         $465,602
Other liabilities                                  41,995           36,167
                                             ------------------------------
   Total liabilities                              645,659          501,769

OWNERS' EQUITY:
The Company                                       103,512           96,961
Other investors                                   328,207          225,596
                                             ------------------------------
   Total owners' equity                           431,719          322,557
                                             ------------------------------
Total liabilities and owners' equity           $1,077,378         $824,326
                                             ==============================

                                                       Year Ended December 31,
                                             ------------------------------------------------
                                               2004             2003             2002
                                             ------------------------------------------------

Revenues                                         $ 109,696        $ 49,855           $57,084
Depreciation and amortization                     (24,994)         (9,338)           (7,603)
Other operating expenses                          (27,479)        (14,067)          (17,634)
                                             ------------------------------------------------
Income from operations                              57,223          26,450            31,847
Interest income                                        138              --                --
Interest expense                                  (27,353)        (13,981)          (14,827)
Gain on sales of real estate assets                  4,555             892                --
Discontinued operations                              1,945             207                --
                                             ------------------------------------------------
Net income                                       $  36,508        $ 13,568           $17,020
                                             ================================================
Company's share of net income                    $  10,308         $ 4,941           $ 8,215
                                             ================================================

     Initial investments in joint ventures that are in economic substance a capital contribution to the joint venture are recorded in an amount equal to the Company's historical carryover basis in the real estate contributed. Initial investments in joint ventures that are in economic substance the sale of a portion of the Company's interest in the real estate are accounted for as a contribution of real estate recorded in an amount equal to the Company's historical carryover basis in the ownership percentage retained and as a sale of real estate with profit recognized to the extent of the other joint venturers' interests in the joint venture. Profit recognition assumes the Company has no commitment to reinvest with respect to the percentage of the real estate sold and the accounting requirements of the full accrual method under SFAS No. 66 are met. In general, contributions and distributions of capital or cash flows and allocations of income and expense are made on a pro rata basis in proportion to the equity interest held by each general or limited partner. All debt on these properties is non-recourse. See Note 17 for a description of guarantees the Company has issued related to certain unconsolidated affiliates.

Galileo America Joint Venture

     On September 24, 2003, the Company formed Galileo America LLC ("Galileo America"), a joint venture with Galileo America, Inc., the U.S. affiliate of Australia-based Galileo America Shopping Trust, to invest in community centers throughout the United States. The arrangement provides for the Company to sell, in three phases, its interests in 51 community centers for a total price of $516,000 plus a 10% interest in Galileo America.

     The first phase of the transaction closed on October 23, 2003, when the Company sold its interests in 41 community centers to Galileo America for $393,925, which consisted of $250,705 in cash, the retirement of $24,922 of debt on one of the community centers, a note receivable of $4,813, Galileo America's assumption of $93,037 in debt and $20,448 representing the Company's 10% interest in Galileo America. The Company used the net proceeds to fund escrow amounts to be used in like-kind exchanges and to reduce outstanding borrowings under the Company's credit facilities. The Company recognized a gain of $71,886 from the first phase and recorded its investment in Galileo America at the carryover basis of the real estate assets contributed for its 10% interest. The note receivable was paid subsequent to December 31, 2003.

     The second phase of the Galileo America transaction closed on January 5, 2004, when the Company sold its interest in six community centers for $92,375, which consisted of $62,687 in cash, the retirement of $25,953 of debt on one of the community centers, the joint venture's assumption of $2,816 of debt and closing costs of $919. The real estate assets and related mortgage notes payable of the properties in the second phase were reflected as held for sale from October 23, 2003, the date that it was determined these assets met the criteria to be reflected as held for sale. There was no depreciation expense recorded on these assets subsequent to October 23, 2003.

     The Company sold a community center expansion to Galileo America during September 2004 for $3,447 in cash. The Company recognized gain of $1,316 to the extent of the third party partner's ownership interest and recorded an investment of $147 in Galileo America at the carryover basis of the real estate assets contributed for its 10% interest.

     In October 2004, the Company sold its interests in one community center to Galileo America for a purchase price of $17,900, which consisted of $2,900 in cash, Galileo America's assumption of $10,500 of debt and a limited partnership interest in Galileo America, Inc. The community center was originally scheduled to be included in the third phase of the transaction that closed in January 2005. The Company recognized a gain of $2,840 on the sale of this property and recorded an investment of $3,820 in Galileo America at the carryover basis of the real estate assets contributed for its 10% interest in this property.

     The third phase of the Galileo America transaction closed on January 5, 2005, when the Company sold its interest in two power centers, one community center and one community center expansion for $58,600, which consisted of $42,529 in cash, the joint venture's assumption of $12,141 of debt, $3,596 representing the Company's interest in Galileo America and closing costs of $334. The real estate assets and related mortgage notes payable of the properties in the third phase were reflected as held for sale from January 2004, the date that it was determined these assets met the criteria to be reflected as held for sale. There was no depreciation expense recorded on these assets during 2004.

     The Company, as tenant, has entered, or will enter into, separate master lease agreements with Galileo America, as landlord, covering certain spaces in certain of the properties sold or, to be sold, to the joint venture. Under each master lease agreement, the Company is obligated to pay Galileo America an agreed-upon minimum annual rent, plus a pro rata share of common area maintenance expenses and real estate taxes, for each designated space for a term of five years from the applicable property's closing date. If the Company is able to lease a designated space to a third party, then the amounts owed by the Company under the master lease will be reduced by the amounts received under the third party lease. If the amounts under the third party lease are equal to or greater than the Company's obligation for the full term of the master lease agreement, then the Company's obligation is zero. When a third party lease is executed that releases the Company from its obligation, Galileo America assumes the credit risk related to the third party lease. This arrangement is in effect until the end of the five-year term of the master lease. Therefore, if a third party lease expires before the expiration of the master lease term, then the Company is obligated under the remaining term of the master lease. Two properties in the first phase and one in the second phase are subject to master lease agreements. The Company had a liability of $3,789 and $2,184 at December 31, 2004 and 2003, respectively, for the amounts to be paid over the remaining terms of the master lease obligations. The Company reduces the liability as payments are made under the obligations or as it is relieved of its obligations under the terms of the master lease arrangements. The reduction in the liability is recognized as gain to the extent that the Company is relieved of its obligation under the master lease arrangements by obtaining third party leases that are sufficient to satisfy the related master lease obligation. During 2004 and 2003, the Company recognized gain of $7,206 and $0, respectively, as a result of being relieved of its obligation under the master lease arrangements.

     The Company may also receive up to $8,000 of additional contingent consideration if, as the exclusive manager of the properties, it achieves certain leasing objectives related to spaces that were vacant, or projected to soon be vacant, at the time the first phase closed. The Company earned $4,167 in 2004 for leasing objectives that were met during 2004, of which $3,750 was recognized as gain on sales of real estate assets and $417, representing the portion attributable to the Company's ownership interest, was recorded as a reduction of the Company's investment in Galileo America. In 2003, the Company earned $3,833 for leasing objectives that were met as of December 31, 2003, of which $3,450 was recognized as gain on sales of real estate assets and $383, representing the portion attributable to the Company's 10% ownership interest, was recorded as a reduction of the Company's investment in Galileo America.

     Pursuant to a long-term agreement, the Company is the exclusive manager for all of the joint venture's properties in the United States, and will be entitled to management, leasing, acquisition, disposition, asset management and financing fees.

     In December 2004, Galileo America acquired interests in six properties from a third party. The Company elected not to contribute its pro rata share of the equity contribution necessary to maintain a 10% interest in Galileo America after the completion of this acquisition. As a result, the Company's ownership interest in Galileo America was reduced to 7.2% as of December 31, 2004.

Other Unconsolidated Affiliates

     In February 2002, the Company contributed its interests in two community centers and one associated center to PPG Venture I Limited Partnership, a joint venture with a third party, and retained a 10% interest. The total consideration of $63,030 consisted of cash of $46,000 and the Company's retained interest. As discussed in Note 2, the Company began to consolidate PPG Venture I Limited Partnership effective January 1, 2004, as a result of the adoption of FIN 46(R).

     In March 2002, the Company acquired an additional 2% interest in Kentucky Oaks Mall Company, an additional 17% interest in Madison Joint Venture and an additional 31% interest in Columbia Mall Company as discussed in Note 3. Since the additional interest in Columbia Mall Company resulted in the Company having a 79% controlling interest in that joint venture, the Company discontinued accounting for it using the equity method and began consolidating it as of the date the additional 31% interest was acquired.

         During 2002, the Company entered into three joint ventures with third parties to develop two malls, Imperial Valley Mall and Coastal Grand.

     In September 2004, Mall of South Carolina L.P. obtained a long-term, non-recourse, fixed-rate mortgage loan totaling $118,000. The loan is comprised of a $100,000 A-note to a financial institution that bears interest at 5.09%, which matures in September 2014, and two 10-year B-notes of $9,000 each that bear interest at 7.75% and mature in September 2014. The Company and its third party partner in Mall of South Carolina L.P. each hold one of the B-notes. The total net proceeds from these loans were used to retire $80,493 of outstanding borrowings under the construction loan that partially financed the development of Coastal Grand-Myrtle Beach.

NOTE 6.  MORTGAGE AND OTHER NOTES PAYABLE

         Mortgage and other notes payable consisted of the following:

                                                              December 31, 2004                  December 31, 2003
                                                        --------------------------------   --------------------------------
                                                                       Weighted Average                   Weighted Average
                                                          Amount       Interest Rate(1)      Amount       Interest Rate(1)
                                                        -------------  -----------------   -------------  -----------------
Fixed-rate debt:
     Non-recourse loans on operating properties            $2,688,186       6.38%             $2,256,544       6.63%
                                                        -------------                      -------------
Variable-rate debt:
     Recourse term loans on operating properties              207,500       3.45%                105,558       2.67%
     Lines of credit                                          461,400       3.37%                376,000       2.23%
     Construction loans                                        14,593       3.94%                     --         --
                                                        -------------                      -------------
     Total variable-rate debt                                 683,493       3.41%                481,558       2.33%
                                                        -------------                      -------------
Total                                                      $3,371,679       5.78%             $2,738,102       5.87%
                                                        =============                      =============

     (1) Weighted average interest rate including the effect of debt premiums, but excluding the amortization of deferred financing costs.

     Non-recourse and recourse loans include loans that are secured by properties owned by the Company that have a net carrying value of $4,130,922 at December 31, 2004. At December 31, 2004, the Company had $950 available and unfunded under a recourse term loan commitment on one property.

Fixed-Rate Debt

     At December 31, 2004, fixed-rate loans bear interest at stated rates ranging from 4.52% to 10.4%. Outstanding borrowings under fixed-rate loans include unamortized debt premiums of $39,837 that were recorded when the Company assumed debt to acquire real estate assets that was at an above-market interest rate compared to similar debt instruments at the date of acquisition. Fixed-rate loans generally provide for monthly payments of principal and/or interest and mature at various dates from March 2006 through April 2016, with a weighted average maturity of 5.6 years.

Variable-Rate Debt

     Recourse term loans bear interest at variable interest rates indexed to the prime lending rate or London Interbank Offered Rate ("LIBOR"). At December 31, 2004, interest rates on recourse loans varied from 3.35% to 3.94%. These loans mature at various dates from January 2005 to December 2006, with a weighted average maturity of 1.3 years.

Unsecured Line of Credit

     In August 2004, the Company entered into a new $400,000 unsecured credit facility, which bears interest at LIBOR plus a margin of 100 to 145 basis points based on the Company's leverage, as defined in the agreement. The credit facility matures in August 2006 and has three one-year extension options, which are at the Company's election. The Company drew on the credit facility to repay all $102,400 of outstanding borrowings under the Company's previous $130,000 unsecured credit facility, which had an interest rate of LIBOR plus 1.30% and was scheduled to mature in September 2004. At December 31, 2004, the outstanding borrowings of $39,900 under the $400,000 credit facility had a weighted average interest rate of 3.54%.

Secured Lines of Credit

     The Company has four secured lines of credit that are used for construction, acquisition, and working capital purposes. Each of these lines is secured by mortgages on certain of the Company's operating properties. The following summarizes certain information about the secured lines of credit as of December 31, 2004:

      Total             Total          Maturity
    Available        Outstanding         Date
----------------------------------------------------
   $  373,000         $  368,150     February 2006
       80,000             23,350       June 2006
       20,000             20,000      March 2007
       10,000             10,000      April 2006
-----------------------------------
   $  483,000         $  421,500
===================================

     The secured lines of credit are secured by 21 of the Company's properties, which had an aggregate net carrying value of $475,831 at December 31, 2004. Borrowings under the secured lines of credit had a weighted average interest rate of 3.36% at December 31, 2004.

Letters of Credit

     At December 31, 2004, the Company had additional secured lines of credit with a total commitment of $27,123 that can only be used for issuing letters of credit. The total outstanding under these lines of credit was $12,267 at December 31, 2004.

Covenants and Restrictions

     The secured and unsecured line of credit agreements contain, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, and limitations on cash flow distributions. Additionally, certain property-specific mortgage notes payable require the maintenance of debt service coverage ratios on their respective properties. The Company was in compliance with all covenants and restrictions at December 31, 2004.

     Nineteen malls, five associated centers, two community centers and the office building are owned by special purpose entities that are included in the Company's consolidated financial statements. The sole business purpose of the special purpose entities is to own and operate these properties, each of which is encumbered by a commercial-mortgage-backed-securities loan. The real estate and other assets owned by these special purpose entities are restricted under the loan agreements in that they are not available to settle other debts of the Company. However, so long as the loans are not under an event of default, as defined in the loan agreements, the cash flows from these properties, after payments of debt service, operating expenses and reserves, are available for distribution to the Company.

Debt Maturities

     As of December 31, 2004, the scheduled principal payments on all mortgage and other notes payable, including construction loans and lines of credit, are as follows:

2005                                           $   92,444
2006                                              827,594
2007                                              242,979
2008                                              422,209
2009                                              351,335
Thereafter                                      1,395,281
                                             -------------
                                                3,331,842
Net unamortized premiums                           39,837
                                             -------------
                                               $3,371,679
                                             =============

     Of the $92,444 of scheduled principal payments in 2005, $40,187 is related to three loans that are scheduled to mature in 2005. The Company has extension options in place for $30,000 on one loan that will extend its scheduled maturity to 2006. Galileo America assumed one loan in the amount of $9,800 in the third phase that closed in January 2005 (see Note 5). The Company intends to repay the remaining loan of $387.

NOTE 7. LOSS ON EXTINGUISHMENT OF DEBT

     The losses on extinguishment of debt resulted from prepayment penalties and the write-off of unamortized deferred financing costs when notes payable were retired before their scheduled maturity dates as follows:

                                                      Year Ended December 31,
                                                ------------------------------------
                                                   2004        2003        2002
                                                ------------------------------------

Prepayment penalties                             $     --     $    --    $  2,232
Prepayment penalties on discontinued operations        --          --          58
Unamortized deferred financing costs                   --         167       1,640
                                                ------------------------------------
                                                     $
                                                       --       $ 167    $  3,930
                                                ====================================

NOTE 8.  SHAREHOLDERS' EQUITY

Common Stock

     In March 2002, the Company completed an offering of 6,705,540 shares of its $0.01 par value common stock at $17.275 per share. The net proceeds of $114,705 were used to repay outstanding borrowings under the Company's credit facilities and to retire debt on certain operating properties.

Preferred Stock

     In June 1998, the Company issued 2,875,000 shares of 9.0% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") with a liquidation preference of $25.00 per share in a public offering. In June 2002, the Company purchased 200,000 shares of the Series A Preferred Stock for $5,093. On November 28, 2003, the Company redeemed the remaining 2,675,000 outstanding shares of the Series A Preferred Stock at its liquidation preference of $25.00 per share plus accrued and unpaid dividends. In connection with the redemption of the Series A Preferred Stock, the Company recorded a charge of $2,181 to write-off direct issuance costs that were recorded as a reduction of additional paid-in capital when the Series A Preferred Stock was issued. The charge is included in preferred dividends in the accompanying consolidated statement of operations.

     In June 2002, the Company completed an offering of 2,000,000 shares of 8.75% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), having a par value of $.01 per share, at its liquidation preference of $50.00 per share. The net proceeds of $96,370 were used to reduce outstanding balances under the Company's credit facilities and to retire term loans on several properties. The dividends on the Series B Preferred Stock are cumulative and accrue from the date of issue and are payable quarterly in arrears at a rate of $4.375 per share per annum. The Series B Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company. The Series B Preferred Stock cannot be redeemed by the Company prior to June 14, 2007. After that date, the Company may redeem shares, in whole or in part, at any time for a cash redemption price of $50.00 per share plus accrued and unpaid dividends.

     On August 22, 2003, the Company issued 4,600,000 depositary shares in a public offering, each representing one-tenth of a share of 7.75% Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock") with a par value of $0.01 per share. The Series C Preferred Stock has a liquidation preference of $250.00 per share ($25.00 per depositary share). The dividends on the Series C Preferred Stock are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $19.375 per share ($1.9375 per depositary share) per annum. The Series C Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company. The Series C Preferred Stock cannot be redeemed by the Company prior to August 22, 2008. After that date, the Company may redeem shares, in whole or in part, at any time for a cash redemption price of $250.00 per share ($25.00 per depositary share) plus accrued and unpaid dividends. The net proceeds of $111,227 were used to partially fund certain acquisitions discussed in Note 3 and to reduce outstanding borrowings on the Company's credit facilities.

     On December 13, 2004, the Company issued 7,000,000 depositary shares in a public offering, each representing one-tenth of a share of 7.375% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock") with a par value of $0.01 per share. The Series D Preferred Stock has a liquidation preference of $250.00 per share ($25.00 per depositary share). The dividends on the Series D Preferred Stock are cumulative, accrue from the date of issuance and are payable quarterly in arrears at a rate of $18.4375 per share ($1.84375 per depositary share) per annum. The Series D Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption, and is not convertible into any other securities of the Company. The Series D Preferred Stock cannot be redeemed by the Company prior to December 13, 2009. After that date, the Company may redeem shares, in whole or in part, at any time for a cash redemption price of $250.00 per share ($25.00 per depositary share) plus accrued and unpaid dividends. The net proceeds of $169,333 were used to reduce outstanding borrowings on the Company's credit facilities.

     Holders of each series of preferred stock will have limited voting rights if dividends are not paid for six or more quarterly periods and in certain other events.

NOTE 9.  MINORITY INTERESTS

     Minority interests represent (i) the aggregate partnership interest in the Operating Partnership that is not owned by the Company and (ii) the aggregate ownership interest in 13 of the Company's shopping center properties that is held by third parties.

Minority Interest in Operating Partnership

     The minority interest in the Operating Partnership is represented by common units and special common units of limited partnership interest in the Operating Partnership (the "Operating Partnership Units") that the Company does not own.

     The assets and liabilities allocated to the Operating Partnership's minority interests are based on their ownership percentage of the Operating Partnership at December 31, 2004 and 2003. The ownership percentage is determined by dividing the number of Operating Partnership Units held by the minority interests at December 31, 2004 and 2003 by the total Operating Partnership Units outstanding at December 31, 2004 and 2003, respectively. The minority interest ownership percentage in assets and liabilities of the Operating Partnership was 45.0% and 45.4% at December 31, 2004 and 2003, respectively.

     Income is allocated to the Operating Partnership's minority interests based on their weighted average ownership during the year. The ownership percentage is determined by dividing the weighted average number of Operating Partnership Units held by the minority interests by the total weighted average number of Operating Partnership Units outstanding during the year.

     A change in the number of shares of common stock or Operating Partnership Units changes the percentage ownership of all partners of the Operating Partnership. An Operating Partnership Unit is considered to be equivalent to a share of common stock since it generally is redeemable for cash or shares of the Company's common stock. As a result, an allocation is made between shareholders' equity and minority interest in the Operating Partnership in the accompanying balance sheet to reflect the change in ownership of the Operating Partnership's underlying equity when there is a change in the number of shares and/or Operating Partnership Units outstanding.

     The total minority interest in the Operating Partnership was $554,629 and $523,779 at December 31, 2004 and 2003, respectively.


Minority Interest in Operating Partnership-Conversion Rights

     Under the terms of the Operating Partnership's limited partnership agreement, each of the limited partners has the right to exchange all or a portion of its partnership interests for shares of CBL's common stock or, at CBL's election, their cash equivalent. When an exchange occurs, CBL assumes the limited partner's ownership interests in the Operating Partnership. The number of shares of common stock received by a limited partner of the Operating Partnership upon exercise of its exchange rights will be equal on a one-for-one basis to the number of partnership units exchanged by the limited partner. The amount of cash received by the limited partner, if CBL elects to pay cash, will be based on the five-day trailing average of the trading price at the time of exercise of the shares of common stock that would otherwise have been received by the limited partner in the exchange. Neither the limited partnership interests in the Operating Partnership nor the shares of common stock of CBL are subject to any right of mandatory redemption.

     As of January 31, 2004, holders of 26,318,804 special common units may exchange them for shares of common stock or cash. The special common units receive a minimum distribution of $1.45125 per unit per year. When the distribution on the common units exceeds $1.45125 per unit per year, the special common units will receive a distribution equal to that paid on the common units. The distribution on the common units exceeded $1.45125 per unit during 2004.

     In July 2004, the Company issued 1,560,940 special common units in connection with the acquisition of Monroeville Mall, which is discussed in Note
3. These special common units receive a minimum distribution of $2.53825 per unit per year for the first three years, and a minimum distribution of $2.92875 per unit per year thereafter.

     The Operating Partnership issued 2,226,052 common units in 2002 in connection with acquisitions discussed in Notes 3 and 5. The 237,390 common units issued in connection with the acquisition of Panama City Mall, which is discussed in Note 3, receive a minimum annual dividend of $1.6875 per unit until May 2012. When the distribution on the common units exceeds $1.6875 per unit, these common units will receive a distribution equal to that paid on the common units. Additionally, if the annual distribution on the common units should ever be less than $1.11 per unit, the $1.6875 per unit dividend will be reduced by the amount the per unit distribution is less than $1.11 per unit.

     During 2004, holders elected to exchange 62,392 special common units and 683,250 common units. The Company elected to exchange $5,949 of cash and 525,636 shares of common stock for these units. The Company purchased 920,166 common units from a former executive of the Company who retired in 1997 for $21,013 during 2003. During 2002, third parties converted 893,304 common units to shares of the Company's common stock.

     Outstanding   rights  to  convert  minority   interests  in  the  Operating
Partnership to common stock were held by the following parties at December 31, 2004 and 2003:

                                                   December 31,
                                          --------------------------------
                                               2004            2003
                                          --------------- ----------------
 Common shares outstanding                  62,667,104       60,646,952
 Outstanding rights:
   Jacobs                                   23,845,414       23,907,806
   CBL's Predecessor                        17,511,224       17,511,224
   Third parties                             9,904,486        9,026,794
                                          --------------- ----------------
 Total Operating Partnership Units         113,928,228      111,092,776
                                          =============== ================

Minority Interest in Shopping Center Properties

     The Company's consolidated financial statements include the assets, liabilities and results of operations of 13 properties that the Company does not wholly own. The minority interests in shopping center properties represents the aggregate ownership interest of third parties in these properties. The total minority interests in shopping center properties was $11,977 and $3,652 at December 31, 2004 and 2003, respectively.

     The assets and liabilities allocated to the minority interests in shopping center properties are based on the third parties' ownership percentages in each shopping center property at December 31, 2004 and 2003. Income is allocated to the minority interests in shopping center properties based on the third parties' weighted average ownership in each shopping center property during the year.

NOTE 10.  MINIMUM RENTS

     The Company receives rental income by leasing retail shopping center space under operating leases. Future minimum rents are scheduled to be received under noncancellable tenant leases at December 31, 2004, as follows:

   2005                                            $452,324
   2006                                             386,423
   2007                                             335,734
   2008                                             287,209
   2009                                             241,567
   Thereafter                                       769,526

     Future   minimum   rents  do  not  include   percentage   rents  or  tenant
reimbursements that may become due.

NOTE 11.  MORTGAGE NOTES RECEIVABLE

     Mortgage notes receivable are collateralized by first mortgages, wrap-around mortgages on the underlying real estate and related improvements or by assignment of 100% of the partnership interests that own the real estate assets. Interest rates on notes receivable range from 3.63% to 9.50% at December 31, 2004. Maturities of notes receivable range from 2005 to 2019.

NOTE 12.  SEGMENT INFORMATION

     The Company measures performance and allocates resources according to property type, which is determined based on differences such as nature of tenants, capital requirements, economic risks and leasing terms. Rental income and tenant reimbursements from tenant leases provide the majority of revenues from all segments. The accounting policies of the reportable segments are the same as those described in Note 2. Information on the Company's reportable segments is presented as follows:

                                                                Associated    Community
Year Ended December 31, 2004                        Malls        Centers       Centers     All Other(2)    Total
----------------------------------------------------------------------------------------------------------------------
 Revenues                                          $   684,756    $  30,921      $ 15,222     $ 26,354     $  757,253
 Property operating expenses (1)                      (219,096)      (6,536)       (4,771)      13,618       (216,785)
 Interest expense                                     (159,998)      (5,063)       (3,154)      (9,004)      (177,219)
 Other expense                                               -            -             -      (16,373)       (16,373)
 Gain on sales of real estate assets                       847          322        24,945        3,158         29,272
                                                  -------------------------------------------------------------------
 Segment profit and loss                           $   306,509    $  19,644      $ 32,242     $ 17,753        376,148
                                                  =======================================================
 Depreciation and amortization expense                                                                       (142,043)
 General and administrative expense                                                                           (35,338)
 Interest income                                                                                                3,355
 Loss on impairment of real estate assets                                                                      (3,080)
 Equity in earnings and minority interest                                                                     (80,243)
                                                                                                          ------------
 Income before discontinued operations                                                                     $  118,799
                                                                                                          ============
 Total assets (2)                                  $ 4,653,707    $ 273,166      $155,042     $122,585     $5,205,400
 Capital expenditures (2)                          $ 1,081,529    $  56,109      $ 18,631     $ 20,541     $1,176,810

                                                                Associated    Community
Year Ended December 31, 2003                        Malls        Centers       Centers     All Other(2)    Total
----------------------------------------------------------------------------------------------------------------------
 Revenues                                          $   580,117    $  24,961      $ 49,239     $  9,995     $  664,312
 Property operating expenses (1)                      (194,301)      (5,614)      (11,290)      17,360       (193,845)
 Interest expense                                     (139,900)      (5,381)       (6,746)      (1,294)      (153,321)
 Other expense                                               -            -             -      (11,489)       (11,489)
 Gain(loss) on sales of real estate assets               2,214            -        75,559           (8)        77,765
                                                  -------------------------------------------------------------------
 Segment profit and loss                           $   248,130    $  13,966      $106,762     $ 14,564        383,422
                                                  =======================================================
 Depreciation and amortization expense                                                                       (112,857)
 General and administrative expense                                                                           (30,395)
 Interest income                                                                                                2,485
 Loss on extinguishment of debt                                                                                  (167)
 Equity in earnings and minority interest                                                                    (104,349)
                                                                                                          ------------
 Income before discontinued operations                                                                       $138,139
                                                                                                          ============
 Total assets (2)                                  $ 3,682,158    $ 199,356      $265,467     $117,329     $4,264,310
 Capital expenditures (2)                          $   651,567    $  28,901      $ 32,063     $ 31,274     $  743,805



                                                                Associated    Community
Year Ended December 31, 2002                        Malls        Centers       Centers     All Other(2)    Total
----------------------------------------------------------------------------------------------------------------------
 Revenues                                          $   498,834    $  19,511      $ 56,457     $  9,329     $  584,131
 Property operating expenses (1)                      (171,951)      (4,268)      (14,440)      16,471       (174,188)
 Interest expense                                     (123,977)      (3,968)       (9,137)      (5,826)      (142,908)
 Other expense                                               -            -             -      (10,307)       (10,307)
 Gain (loss) on sales of real estate assets               (251)           -           925        2,130          2,804
                                                  -------------------------------------------------------------------
 Segment profit and loss                           $   202,655    $  11,275      $ 33,805     $ 11,797        259,532
                                                  =======================================================
 Depreciation and amortization expense                                                                        (93,418)
 General and administrative expense                                                                           (23,332)
 Interest income                                                                                                1,853
 Loss on extinguishment of debt                                                                                (3,872)
 Equity in earnings and minority interest                                                                     (59,316)
                                                                                                          ------------
 Income before discontinued operations                                                                     $   81,447
                                                                                                          ============
 Total assets (2)                                  $ 3,067,611    $ 151,606      $418,856     $157,041     $3,795,114
 Capital expenditures (2)                          $   454,727    $  29,164      $ 25,930     $ 49,903     $  559,718

     (1) Property operating expenses include property operating, real estate taxes and maintenance and repairs.

     (2) The All Other category includes mortgage notes receivable, the Company's office building and the Management Company.

NOTE 13.  OPERATING PARTNERSHIP

     Condensed consolidated financial statement information for the Operating Partnership is presented as follows:

                                                              December 31,
                                                   ----------------------------------
                                                        2004               2003
                                                   ----------------------------------
 ASSETS:
 Net investment in real estate assets                $4,894,780         $3,912,220
 Investment in unconsolidated affiliates                 84,782             96,989
 Other assets                                           224,476            253,985
                                                   ----------------------------------
 Total assets                                        $5,204,038         $4,263,194
                                                   ==================================
 LIABILITIES:
 Mortgage and other notes payable                    $3,371,679         $2,738,102
 Other liabilities                                      185,839            138,210
                                                   ----------------------------------
 Total liabilities                                    3,557,518          2,876,312

Minority interests                                       11,977              3,652

OWNERS' EQUITY                                        1,634,543          1,383,230
                                                   ----------------------------------
 Total liabilities and owners' equity                $5,204,038         $4,263,194
                                                   ==================================

                                                             Year Ended December 31,
                                             ---------------------------------------------------------
                                                    2004               2003               2002
                                             ---------------------------------------------------------
 Total revenues                                  $ 757,253          $ 664,312           $584,131
 Depreciation and amortization                    (142,043)          (112,857)           (93,418)
 Other operating expenses                         (270,185)          (234,246)          (206,631)
                                             ---------------------------------------------------------
 Income from operations                            345,025            317,209            284,082
 Interest income                                     3,355              2,485              1,850
 Interest expense                                 (177,191)          (153,314)          (142,910)
 Loss on extinguishment of debt                         --               (167)            (3,872)
 Gain on sales of real estate assets                29,272             77,765              2,804
 Equity in earnings of unconsolidated
   affiliates                                       10,308              4,941              8,215
 Minority interest in shopping center
   properties                                       (5,365)            (2,758)            (3,280)
                                             ---------------------------------------------------------
 Income before discontinued operations             205,404            246,161            146,889
 Operating income of discontinued operations         1,467              1,958              3,087
 Gain on discontinued operations                       845              4,042                372
                                             ---------------------------------------------------------
 Net income                                       $207,716           $252,161           $150,348
                                             =========================================================


NOTE 14.  NONCASH INVESTING AND FINANCING ACTIVITIES

         The Company's noncash investing and financing activities were as follows for 2004, 2003 and 2002:

                                                          2004            2003            2002
                                                     --------------- --------------------------------
Cash paid during the year for interest, net of
   amounts capitalized                                 $ 174,496       $ 151,012        $ 141,425
Debt assumed to acquire property interests               304,646         209,834          149,687
Premiums related to debt assumed to acquire property
   interests                                              19,455          26,290               --
Issuance of minority interest to acquire property
   interests                                              46,212              --           60,788
Debt consolidated from application of FIN 46(R)           38,147              --               --
Land purchase obligation related to acquired property     11,950              --               --
Conversion of Operating Partnership units into
   common stock                                            5,630              --            7,163
Short-term notes payable issued to acquire property
   interests                                                  --          11,617               --
Note receivable from sale of real estate assets               --           4,813               --

NOTE 15.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company uses derivative financial instruments to manage its exposure to changes in interest rates. The Company does not use derivative financial instruments for speculative purposes. The Company's interest rate risk management policy requires that derivative instruments be used for hedging purposes only and that they be entered into only with major financial institutions based upon their credit ratings and other factors.

     The Company's objective in using derivatives is to manage its exposure to changes in interest rates. To accomplish this objective, the Company primarily uses interest rate swap and cap agreements as part of its cash flow hedging strategy.

     At December 31, 2003, the Company had one interest rate cap agreement that was already in place on $40,000 of variable-rate debt that was assumed in connection with the acquisition of Sunrise Mall in 2003 (see Note 3). The interest rate cap matured in May 2004. The interest rate cap's fair value was $0 at both the acquisition date and December 31, 2004.

     Interest rate swap agreements designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without the exchange of the underlying principal amount. During 2002, such derivatives were used to hedge the variable cash flows associated with variable-rate debt. Under an interest rate swap in place, the Company received interest payments at a rate equal to LIBOR and paid interest at a fixed rate of 5.83%. The interest rate swap had a notional amount of $80,000 and expired August 30, 2003. The change in net unrealized gains on cash flow hedges in 2003 and 2002 reflects a reclassification of net unrealized gains from accumulated other comprehensive loss to interest expense in the amounts of $2,397 and $4,387, respectively, related to this interest rate swap agreement.

NOTE 16.  RELATED PARTY TRANSACTIONS

     CBL's Predecessor and certain officers of the Company have a significant minority interest in the construction company that the Company engaged to build substantially all of the Company's development properties. The Company paid approximately $81,153, $163,617 and $96,185 to the construction company in 2004, 2003, and 2002, respectively, for construction and development activities. The Company had accounts payable to the construction company of $7,774 and $8,082 at December 31, 2004 and 2003, respectively.

     The Management Company provides management, development and leasing services to the Company's unconsolidated affiliates and other affiliated partnerships. Revenues recognized for these services amounted to $5,970, $3,030 and $3,493 in 2004, 2003 and 2002, respectively.

NOTE 17.  CONTINGENCIES

     The Company is currently involved in certain litigation that arises in the ordinary course of business. It is management's opinion that the pending litigation will not materially affect the financial position or results of operations of the Company. Additionally, management believes that, based on environmental studies completed to date, any exposure to environmental cleanup will not materially affect the financial position and results of operations of the Company.

     The Company has guaranteed 50% of the debt of Parkway Place L.P., an unconsolidated affiliate in which the Company owns a 45% interest. The total amount outstanding at December 31, 2004, was $53,323, of which the Company has guaranteed $26,662. The Company did not receive a fee for this guaranty.

     Under the terms of the partnership agreement of Mall of South Carolina L.P., an unconsolidated affiliate in which the Company owns a 50% interest, the Company had guaranteed 100% of the construction debt incurred to develop Coastal Grand - Myrtle Beach in Myrtle Beach, SC. The Company received a fee of $1,572 for this guaranty when it was issued during 2003. The Company was recognizing one-half of this fee as revenue pro rata over the term of the guaranty until its expiration in May 2006, which represents the portion of the fee attributable to the third-party partner's ownership interest. As discussed in Note 5, Mall of South Carolina L.P. refinanced the construction loan with new mortgage loans in September 2004. As a result, the Company recognized one-half of the unamortized balance of the guaranty fee, or $328, as revenue when the construction loan was retired. The remaining $328 attributable to the Company's ownership interest was recorded as a reduction to the Company's investment in the partnership. The Company recognized total revenue of $568 and $218 related to this guaranty during 2004 and 2003, respectively.

     The Company has guaranteed 100% of the debt of Imperial Valley Mall L.P., an unconsolidated affiliate in which the Company owns a 60% interest. The total amount outstanding at December 31, 2004 was $39,943.

     The Company has issued various bonds that it would have to satisfy in the event of non-performance. The total amount outstanding on these bonds was $11,789 at December 31, 2004.

NOTE 18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, receivables, accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short maturity of these financial instruments. Based on the interest rates for similar financial instruments, the carrying value of mortgage notes receivable is a reasonable estimate of fair value. The fair value of mortgage and other notes payable was $3,667,151 and $3,094,285 at December 31, 2004 and 2003, respectively. The fair value was calculated by discounting future cash flows for the notes payable using estimated rates at which similar loans would be made currently.

NOTE 19.  STOCK INCENTIVE PLAN

     The Company maintains the CBL & Associates Properties, Inc. Amended and Restated Stock Incentive Plan, as amended, which permits the Company to issue stock options and common stock to selected officers, employees and directors of the Company. The shares available under the plan were increased from 8,000,000 to 10,400,000 during 2002. The Compensation Committee of the Board of Directors (the "Committee") administers the plan.

Stock Options

     Stock options issued under the plan allow for the purchase of common stock at the fair market value of the stock on the date of grant. Stock options granted to officers and employees vest and become exercisable in installments on each of the first five anniversaries of the date of grant and expire 10 years after the date of grant. Stock options granted to independent directors are fully vested upon grant. However, the independent directors may not sell, pledge or otherwise transfer their stock options during their board term or for one year thereafter.

     The Company's stock option activity for 2004, 2003 and 2002 is summarized as follows:

                                                2004                         2003                         2002
                                     --------------------------------------------------------------------------------------
                                                     Weighted                     Weighted                     Weighted
                                                      Average                      Average                      Average
                                                     Exercise                     Exercise                     Exercise
                                         Shares        Price        Shares          Price         Shares         Price
                                     ------------------------------------------ -------------------------------------------
Outstanding, beginning of year       4,368,216       $12.84         5,066,834      $12.76        4,703,934      $11.70
Granted                                      -            -                 -           -          859,500       18.28
Exercised                            (1,324,374)      11.53          (646,518)      12.00         (419,200)      11.95
Canceled                             (10,300)         15.76           (52,100)      15.46          (77,400)      14.14
                                     -------------               --------------               ---------------
Outstanding, end of year             3,033,542        13.39         4,368,216       12.84        5,066,834       12.76
                                     =============               ==============               ===============
Options exercisable at end of
year                                 2,150,242        12.35         2,923,316       11.60        2,851,634       11.13
                                     =============               ==============               ===============
Weighted average fair value of
  options granted during
  the year                                   -                              -                    $    1.75
                                     =============               ==============               ===============


     The following is a summary of the stock options outstanding at December 31, 2004:

                                            Weighted          Weighted                          Weighted
                                            Average           Average                           Average
                                           Remaining       Exercise Price                    Exercise Price
                            Options       Contractual        of Options        Options         of Options
 Exercise Price Range     Outstanding    Life in Years      Outstanding      Exercisable      Exercisable
------------------------ -------------- ----------------- ----------------- --------------- -----------------
  $9.78125 - $10.8125        105,000          0.4              $9.82            105,000           $9.82
  $11.8125 - $12.8125      1,749,538          3.3              11.59          1,617,638           11.57
  $13.8375 - $19.9000      1,179,004          6.9              16.39            427,604           15.91
                         -------------- ----------------- ----------------- --------------- -----------------
        Totals             3,033,542          4.6             $13.39          2,150,242          $12.34
                         ============== ================= ================= =============== =================

Stock Awards

     Under the plan, common stock may be awarded either alone, in addition to, or in tandem with other stock awards granted under the plan. The Committee has the authority to determine eligible persons to whom common stock will be awarded, the number of shares to be awarded, and the duration of the vesting period, as defined. The Committee may also provide for the issuance of common stock under the plan on a deferred basis pursuant to deferred compensation arrangements, as described in Note 20.

     The Company granted awards for 93,600 and 86,450 shares of the Company's common stock to employees in May 2004 and May 2003, respectively. The terms of the awards allow for a recipient to vest and receive shares of common stock in equal installments on each of the first five anniversaries of the date of grant. Under the terms of the awards, the Company pays the recipient additional compensation, in an amount equal to the dividends paid on the Company's common stock, on the unvested portion of the award as if the recipient owned the unvested shares.

     The Company recorded deferred compensation of $2,206 and $1,870 when the awards were granted in May 2004 and 2003, respectively, based on the market value of the Company's common stock on the grant dates, which was $23.57 and $21.53 per share, respectively. The deferred compensation is being amortized on a straight-line basis as compensation expense over the five-year vesting period. The Company recognized $664 and $248 of compensation expense in 2004 and 2003, respectively, related to the amortization of deferred compensation. The Company also recorded a reduction to deferred compensation of $68 and $15 for grants that were canceled during 2004 and 2003, respectively.

     During 2004, the Company issued an additional 63,314 shares of common stock to employees and nonemployee directors with a weighted-average grant date fair value of $30.56. The shares vested immediately.

     During 2003, the Company issued an additional 87,212 shares of common stock to employees and nonemployee directors with a weighted-average grant date fair value of $21.51. The shares vested immediately.

     During 2002, the Company issued 146,456 shares of common stock to employees with a weighted average grant-date fair value of $17.61 per share. There were 83,032 shares that vested immediately. The remaining 63,424 shares vest at various dates from 2003 to 2007.

NOTE 20.  EMPLOYEE BENEFIT PLANS

401(k) Plan

     The Management Company maintains a 401(k) profit sharing plan, which is qualified under Section 401(a) and Section 401(k) of the Code to cover employees of the Management Company. All employees who have attained the age of 21 and have completed at least one year of service are eligible to participate in the plan. The plan provides for employer matching contributions on behalf of each participant equal to 50% of the portion of such participant's contribution that does not exceed 2.5% of such participant's compensation for the plan year.
Additionally, the Management Company has the discretion to make additional profit-sharing-type contributions not related to participant elective contributions. Total contributions by the Management Company were $657, $518 and $439 in 2004, 2003 and 2002, respectively.

Employee Stock Purchase Plan

     The Company maintains an employee stock purchase plan that allows eligible employees to acquire shares of the Company's common stock in the open market without incurring brokerage or transaction fees. Under the plan, eligible employees make payroll deductions that are used to purchase shares of the Company's common stock. The shares are purchased by the fifth business day of the month following the month when the deductions were withheld. The shares are purchased at the prevailing market price of the stock at the time of purchase.

Deferred Compensation Arrangements

     The Company has entered into agreements with certain of its officers that allow the officers to defer receipt of selected salary increases and/or bonus compensation for periods ranging from 5 to 10 years.

     For certain officers, the deferred compensation arrangements provide that when the salary increase or bonus compensation is earned and deferred, shares of the Company's common stock issuable under the Amended and Restated Stock

Incentive Plan are deemed set aside for the amount deferred. The number of shares deemed set aside is determined by dividing the amount of compensation deferred by the fair value of the Company's common stock on the deferral date, as defined in the arrangements. The shares set aside are deemed to receive dividends equivalent to those paid on the Company's common stock, which are then deemed to be reinvested in the Company's common stock in accordance with the Company's dividend reinvestment plan. When an arrangement terminates, the Company will issue shares of the Company's common stock to the officer equivalent to the number of shares deemed to have accumulated under the officer's arrangement. At December 31, 2004 and 2003, respectively, there were 214,196 and 187,592 shares that were deemed set aside in accordance with these arrangements.

     For other officers, the deferred compensation arrangements provide that their bonus compensation is deferred in the form of a note payable to the officer. Interest accumulates on these notes at 7.0%. When an arrangement terminates, the note payable plus accrued interest is paid to the officer in cash. At December 31, 2004 and 2003, respectively, the Company had notes payable, including accrued interest, of $52 and $296 related to these arrangements.

NOTE 21.  DIVIDENDS

     On November 4, 2004, the Company declared a cash dividend of $0.40625 per share of common stock for the quarter ended December 31, 2004. The dividend was paid on January 14, 2005, to shareholders of record as of December 31, 2004. The total dividend of $25,459 is included in accounts payable and accrued liabilities at December 31, 2004.

     On November 4, 2004, the Operating Partnership declared a distribution of $21,185 to the Operating Partnership's limited partners. The distribution was paid on January 14, 2005. This distribution represented a distribution of $0.40625 per unit for each common unit and $0.40625 to $0.648 per unit for the special common units in the Operating Partnership. The total distribution is included in accounts payable and accrued liabilities at December 31, 2004.

     On October 29, 2003, the Company declared a cash dividend of $0.3625 per share of common stock for the quarter ended December 31, 2003. The dividend was paid on January 16, 2004, to shareholders of record as of December 31, 2003. The total dividend of $21,985 is included in accounts payable and accrued liabilities at December 31, 2003.

     On October 29, 2003, the Operating Partnership declared a distribution of $18,309 to the Operating Partnership's limited partners. The distribution was paid on January 16, 2004. This distribution represented a distribution of $0.3625 per unit for each common unit and $0.363 to $0.422 per unit for the special common units in the Operating Partnership. The total distribution is included in accounts payable and accrued liabilities at December 31, 2003.

     The allocations of dividends declared and paid for income tax purposes are as follows:

                                                  Year Ended December 31,
                                        2004               2003               2002
                                   ---------------  ------------------- -----------------
Dividends declared:
     Common stock                        $1.49375            $   1.345         $    1.16
     Series A preferred stock                  --            $    2.05         $    2.25
     Series B preferred stock             4.37505            $  4.3752         $  2.3942
     Series C preferred stock             19.3750            $ 6.99653(1)      $      --
     Series D preferred stock                  --            $      --         $      --

Allocations: (2)
     Ordinary income                       87.41%               98.83%            95.63%
     Capital gains 15% rate                11.27%                0.00%             0.00%
     Capital gains 20% rate                 0.00%                0.00%             0.13%
     Capital gains 25% rate                 1.32%                1.17%(3)          4.24%
     Return of capital                      0.00%                0.00%             0.00%
                                   ---------------  ------------------- -----------------
Total                                     100.00%              100.00%           100.00%


                                       69

                                   ===============  =================== =================

     (1) Represents a dividend of $1.9375 and $0.699653 per depositary share in 2004 and 2003, respectively.

     (2) The allocations for income tax purposes are the same for the common stock and each series of preferred stock for each period presented.

     (3)  All of the 2003 capital gains represent pre-May 6, 2003 capital gains.


NOTE 22.  QUARTERLY INFORMATION (UNAUDITED)

     The following quarterly information differs from previously reported results since the results of operations of long-lived assets disposed of subsequent to each quarter end in 2004 have been reclassified to discontinued operations for all periods presented. Additionally, total revenues differs from previously reported amounts due to a reclassification made to conform to the fourth quarter and year-end presentations.

2004                                         First         Second         Third         Fourth      Total (1)
                                            Quarter        Quarter       Quarter       Quarter
                                           -------------  ------------  ------------  ------------  ------------
Total revenues                                $172,158       $175,502      $193,637      $215,956      $757,253
Income from operations                          77,418         79,092        83,442       103,682       343,634
Income before discontinued operations           34,282         24,977        23,566        35,974       118,799
Discontinued operations                            324          1,147           613           228         2,312
Net income available to common
shareholders                                    30,189         21,708        19,764        31,141       102,802
Basic per share data:
    Income before discontinued
         operations,
         net of preferred dividends             $ 0.49         $ 0.34        $ 0.31        $ 0.50        $ 1.64
    Net income available to common
         shareholders                           $ 0.50         $ 0.36        $ 0.32        $ 0.50        $ 1.68
Diluted per share data:
    Income before discontinued
         operations, net of preferred
         dividends                              $ 0.47         $ 0.32        $ 0.30        $ 0.48        $ 1.57
    Net income available to common
         shareholders                           $ 0.48         $ 0.34        $ 0.31        $ 0.48        $ 1.61


                                             First         Second         Third         Fourth
2003                                        Quarter        Quarter       Quarter       Quarter      Total (1)
                                           -------------  ------------  ------------  ------------  ------------
Total revenues                                $162,931       $161,748      $162,293      $177,340      $664,312
Income from operations                          77,744         77,357        77,342        83,283       315,726
Income before discontinued operations           23,064         24,293        23,871        66,909       138,139
Discontinued operations                          3,408            414         1,038         1,140         6,000
Net income available to common
shareholders                                    22,776         21,022        20,225        60,483       124,506
Basic per share data:
    Income before discontinued
         operations,
         net of preferred dividends             $ 0.33         $ 0.34        $ 0.32        $ 0.99        $ 1.98
    Net income available to common
         Shareholders                           $ 0.38         $ 0.35        $ 0.34        $ 1.01        $ 2.08
Diluted per share data:
    Income before discontinued
         operations, net of preferred
         dividends                              $ 0.31         $ 0.33        $ 0.31        $ 0.94        $ 1.89
    Net income available to common
         shareholders                           $ 0.37         $ 0.34        $ 0.33        $ 0.96        $ 2.00

(1) The sum of quarterly earnings per share may differ from annual earnings per share due to rounding.


NOTE 23.  SUBSEQUENT EVENTS

Discontinued Operations

     In March 2005, the Company sold five community centers for an aggregate sales price of $12,100. The Company recognized an aggregate loss on impairment of real estate assets of $617 on these community centers in December 2004 and recognized an additional loss on impairment of $32 during the three months ended March 31, 2005. Total revenues for these community centers were $1,911, $1,684 and $1,706 in 2004, 2003 and 2002, respectively. Certain amounts in the consolidated financial statements have been reclassified to reflect the results of operations of these properties as discontinued operations in all periods presented.

Common Stock-Split

     At the Company's Annual Meeting of Shareholders on May 9, 2005, the Company's shareholders approved an increase in the authorized shares of the common stock under the Company's amended and restated certificate of incorporation to 180,000,000 shares from 95,000,000 shares. On May 10, 2005, the Company's Board of Directors approved a two-for-one stock split of the Company's common stock, which was effected in the form of a stock dividend. The record date for the stock split was June 1, 2005, and the distribution date was June 15, 2005. The Company retained the current par value of $0.01 per share for all shares of common stock. All references to numbers of common shares and per share data in the accompanying consolidated financial statements and notes thereto have been adjusted to reflect the stock split on a retroactive basis. Shareholders' equity reflects the stock split through a reclassification of $313 from Additional Paid-In Capital to Common Stock, which represents the par value of the additional shares resulting from the stock split.

     The Operating Partnership currently has common units and special common units of limited partner interest outstanding that may be exchanged by their holders, under certain circumstances, for shares of common stock on a one-for-one basis. These common units and special common units were also split on a two-for-one basis so that they continue to be exchangeable on a one-for-one basis into shares of the Company's common stock.